Exhibit 10.19

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

SUNEDISON, INC.,

TERRAFORM POWER, LLC,

TERRAFORM POWER, INC.,

FIRST WIND HOLDINGS, LLC,

FIRST WIND CAPITAL, LLC,

D. E. SHAW COMPOSITE HOLDINGS, L.L.C.,

THE MEMBERS OF THE COMPANY

and

D. E. SHAW COMPOSITE HOLDINGS, L.L.C.

and

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

acting jointly, as the Sellers’ Representative

Dated as of November 17, 2014

i

4.07	Legal Proceedings	53
4.08	Ownership of Interests	54
4.09	Qualified Buyer of Exchangeable Notes	54

Article V	REPRESENTATIONS AND WARRANTIES OF BUYERS AND GUARANTOR	54

5.01	Organization	54
5.02	Authority; Enforceability	54
5.03	No Conflicts; Consents and Approvals	55
5.04	Legal Proceedings	55
5.05	Investment Representations	55
5.06	Brokers	56
5.07	Availability of Funds	56
5.08	No Other Representations	57
5.09	Capitalization	57
5.10	Authorization of the Exchangeable Notes and the Maximum Number of Underlying Shares	58
5.11	SEC Filings and the Sarbanes-Oxley Act	58
5.12	Rule 144A Eligibility for the Exchangeable Notes	59
5.13	Absence of Certain Changes	59
5.14	Compliance with Applicable Laws	59

Article VI	COVENANTS OF THE PARTIES	60

6.01	Access by Buyers	60
6.02	Certain Restrictions	60
6.03	Reasonable Best Efforts; Regulatory and Other Approvals	64
6.04	No Negotiations	65
6.05	Further Assurances	66
6.06	Post-Closing Cooperation	66
6.07	Information Rights	67
6.08	Joint Venture Buyout	67
6.09	Casualty or Condemnation	67
6.10	Redemption of Notes and Discharge of Indenture	67
6.11	Warn Act	68
6.12	Releases	69
6.13	Director and Officer Liability	70
6.14	Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege	71
6.15	Resignations	72
6.16	Section 280G	72
6.17	South Plains II	73
6.18	Company Contracts	73
6.19	Financing	73
6.20	Notice of Material Adverse Change	75
6.21	Guarantee	75

Article VII	CONDITIONS TO OBLIGATIONS OF BUYERS	75

ii

7.01	Conditions to Obligations of Buyers	75

Article VIII	CONDITIONS TO OBLIGATIONS OF SELLERS	77

8.01	Conditions to Obligations of Sellers	77

Article IX	TAX MATTERS	79

9.01	Transfer Taxes	79
9.02	Tax Indemnification	80
9.03	Tax Returns	81
9.04	Tax Cooperation	81
9.05	Coordination with Indemnification Provisions	81
9.06	Tax Covenant	82
9.07	FIRPTA Certificates	82
9.08	Treatment of Payments	82

Article X	TERMINATION	82

10.01	Termination	82
10.02	Effect of Termination	83

Article XI	INDEMNIFICATION	83

11.01	Survival	83
11.02	Indemnification	84
11.03	Third Party Claims	84
11.04	Limitations on Indemnification	86
11.05	Assignment of Claims	88
11.06	Remedies Exclusive	88
11.07	Financing Sources	88

Article XII	MISCELLANEOUS	89

12.01	Entire Agreement	89
12.02	Expenses	89
12.03	Confidentiality	89
12.04	Announcements	89
12.05	No Waiver	90
12.06	Amendments	90
12.07	Addresses for Notices	90
12.08	Captions	92
12.09	Severability	92
12.10	Assignment	93
12.11	Counterparts; Effectiveness; Third Party Beneficiaries	93
12.12	Disclosure	93
12.13	Specific Performance	94
12.14	Governing Applicable Law	94
12.15	Consent to Jurisdiction	94
12.16	Waiver of Jury Trial	95
12.17	Sellers’ Representative	95

iii

ANNEXES, ATTACHMENTS AND SCHEDULES

Annex A	Operating Entities
Annex B	Platform Entities
Annex C	Earnout Projects
Annex D	Pipeline Projects

Attachment A	Form of Sponsor Non-Competition and Non-Solicitation Agreement
Attachment B	Form of Joint Venture Buyout Agreement
Attachment C	Form of Registration Rights Agreement
Attachment D	Form of Exchangeable Note Indenture
Attachment E	Form of Pledge Agreement
Attachment F	Form of LLC Agreement

Schedule 1.01(a)	Company Sellers
Schedule 1.01(b)	Allocation Schedule
Schedule 1.01(c)	Sample CAFD Calculation
Schedule 1.01(d)	Interests
Schedule 1.01(e)	Key Employees
Schedule 1.01(f)	Operating Projects
Schedule 1.01(g)	Permitted Encumbrances
Schedule 1.01(h)	Budgets
Schedule 1.01(i)	Pre-Closing Restructuring
Schedule 1.01(j)	Applicable Fiscal Year CAFD
Schedule 1.01(k)	Holdco Debt
Schedule 1.01(l)	Specified Persons
Schedule 1.01(m)	Employee Title List
Schedule 1.01(n)	Labor Operations and Maintenance Costs
Schedule 2.06(d)	CAFD Employees
Schedule 3.02	Company Entities
Schedule 3.03	Financial Statements
Schedule 3.04	Liabilities
Schedule 3.05	Absence of Certain Changes
Schedule 3.06	Legal Proceedings
Schedule 3.08	Contracts
Schedule 3.09	Taxes
Schedule 3.09(a)(vi)	Examinations
Schedule 3.09(a)(ix)	Entity Classification
Schedule 3.09(a)(x)	Tax Equity Documents
Schedule 3.09(a)(xxiii)	Form of Construction Certificates
Schedule 3.10(a)	Employee Matters
Schedule 3.10(b)	Material Company Employee Benefit Plans
Schedule 3.10(c)	Title IV Plans
Schedule 3.10(d)	Material Actions Against Company Employee Benefits Plans
Schedule 3.10(e)	Amendments to Employee Benefit Plans
Schedule 3.10(f)	Specified Employees

Schedule 3.10(g)	409A Plans
Schedule 3.11	Insurance
Schedule 3.12	Environmental Matters
Schedule 3.13(a)	Intellectual Property
Schedule 3.14(b)	Property
Schedule 3.15	Condemnation
Schedule 3.17(a)	Governmental Approvals and Regulatory Status
Schedule 3.18	Company Approvals
Schedule 4.03	Sellers’ Approvals
Schedule 4.06(d)	Blocker Units
Schedule 4.06(g)	Blocker Taxes
Schedule 5.03	Buyers’ Approvals
Schedule 5.06	Brokers
Schedule 6.02(a)	Permitted Actions
Schedule 6.02(a)(ix)	Employee Matters
Schedule 7.01(e)	Closing Company Approvals

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is made as of November 17, 2014 (this “Agreement”) by and among SunEdison, Inc., a Delaware corporation (“Holdco Buyer”), TerraForm Power, LLC, a Delaware limited liability company (“Operating Buyer”), and together with Holdco Buyer, each a “Buyer,” and collectively, “Buyers”), TerraForm Power, Inc., a Delaware corporation (“Guarantor”), First Wind Holdings, LLC, a Delaware limited liability company (the “Company”), First Wind Capital, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company (“Operating Seller”), D. E. Shaw Composite Holdings, L.L.C., a Delaware limited liability company (“Blocker Parent”), the Company Members set forth on Schedule 1.01 (a) hereto (the “Company Sellers,” and together with Blocker Parent and any person who becomes a party hereto pursuant to Section 12.11, each a “Seller” and collectively, the “Sellers”), and D. E. Shaw Composite Holdings, L.L.C. and Madison Dearborn Capital Partners IV, L.P., acting jointly, solely in their capacity as the representative of the Sellers for the purposes specified herein (the “Sellers’ Representative”). Buyers, the Company, Operating Seller, the Sellers and the Sellers’ Representative are each referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, the Company, the Sellers and Blockers (as defined below) own directly or indirectly all of the Interests (as defined below);

WHEREAS, Blocker Parent owns all of the outstanding equity interests (the “Blocker Units”) of Blockers;

WHEREAS, Operating Seller owns, directly or indirectly, the percentage of the equity interests of the operating wind and solar project entities listed on Annex A (as may be updated by the Company prior to Closing) (such equity interests, the “Operating Equity Interests” and such entities the “Operating Entities”);

WHEREAS, the Company owns, directly or indirectly, the percentage of the equity interests of the development wind and solar project entities listed on Annex B (as may be updated by the Company prior to Closing) (such equity interests, the “Platform Equity Interests” and such entities the “Platform Entities”);

WHEREAS, Operating Buyer desires to purchase from Operating Seller, and Operating Seller desires to sell, assign, transfer, convey and deliver to Operating Buyer, free and clear of all Liens (as defined below) other than Permitted Encumbrances (as defined below), all of its right, title and interest in and to the Operating Equity Interests on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Holdco Buyer desires to purchase or cause one of its Affiliates to purchase the Specified Platform Equity Interests (as defined below) from the Company, and the Company desires to sell, assign, transfer, convey and deliver to Holdco Buyer or such Affiliate, free and clear of all Liens, all of its right, title and interest in and to the Specified Platform Equity Interests on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Holdco Buyer desires to purchase from Blocker Parent, and Blocker Parent desires to sell, assign, transfer, convey and deliver to Holdco Buyer, free and clear of all Liens, all of its right, title and interest in and to the Blocker Units on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Holdco Buyer desires to purchase from the Company Sellers, and the Company Sellers desire to sell, assign, transfer, convey and deliver to Holdco Buyer, free and clear of all Liens, all of their right, title and interest in and to the Company Seller Interests on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Sponsors and certain of their Affiliates have delivered to Buyers the Sponsor Non-Competition and Non-Solicitation Agreement (as defined below) executed by such Sellers.

WHEREAS, on the date hereof the Credit Agreement Amendment (as defined below) has been duly executed by the parties thereto and is in full force and effect.

WHEREAS, the Guarantor has agreed to guarantee the performance of the obligations of Operating Buyer hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Accelerated Earnout Payment” means, with respect to any Earnout Project, the amount set forth on Annex C with respect to such Earnout Project.

“Acceleration Event” means (a) a failure by Holdco Buyer to make timely payments under Section 2.04 totaling at least $15 million in the aggregate outstanding at any time; provided that, in the case of the first two such payment failures by Holdco Buyer, Holdco Buyer shall have 20 days following such payment due date to cure such payment default, (b) any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, instituted by or against Holdco Buyer or the Company or its successor entity or one of its Affiliates into which the existing development platform is subsequently incorporated that remains undismissed, undischarged or unbonded for a period of 20 days, (c) Holdco Buyer or any of its Affiliates terminates the employment of the person listed on Part 1 of Schedule 1.01(l) other than for Cause or such person terminates his employment with Holdco Buyer or any of its Affiliates for Good Reason or (d) Holdco Buyer or any of its Affiliates terminates the employment of any two of the persons listed on Part 2 of Schedule 1.01(l), in each case without Cause or any two of such individuals terminates his employment with Holdco Buyer or any of its Affiliates for Good Reason.

“Acquisition Proposal” means, other than dispositions permitted in accordance with Section 6.02, any proposal for a sale, transfer, merger or other business combination with respect to the Company or any of the Operating Entities or any of their Subsidiaries or assets, other than (a) the transactions contemplated by this Agreement, (b) the Route 66 Project, (c) the Palouse Project or (d) the Pre-Closing Restructuring.

“Action” means any action, suit, proceeding, arbitration or Governmental Authority investigation.

“Actual Unlevered CAFD” means, with respect to the Operating Projects, net cash provided by (used in) operating activities (i) plus or minus changes in assets and liabilities as reflected in a statement of cash flows, net of acquisitions, (ii) minus deposits into (or plus withdrawals from) restricted cash accounts required by tax equity and lease arrangements to the extent they decrease (or increase) cash provided by operating activities, (iii) minus cash distributions paid to non-controlling interests in Operating Projects (including tax equity and lease rents), if any, (iv) minus non-expansionary capital expenditures, if any, to the extent they are paid from operating cash flows during a period, (v) plus the Excluded Capex, (vi) minus Excluded O&M Costs (except to the extent such amount has already been included as a deduction under any of (i) to (v) in the definition hereof). Overhead allocation (Administrative Service Fee, Tech Services, DACC/SCADA, and IT) shall be consistent with past practice. Letters of credit costs to support project level obligations (excluding any financing obligations) shall be reasonable and consistent with current rates. For the avoidance of doubt, Actual Unlevered CAFD shall also be equal to the cash distributions actually made from the Operating Project cash accounts to Operating Buyer plus the Excluded Capex less any one-time releases from restricted cash accounts. Any increase in Actual Unlevered CAFD that is attributable to a repurchase of tax equity or other minority interests in any of the Operating Projects will be deducted from Actual Unlevered CAFD.

“Additional Earnout Project” means (a) any project in development by any Company Entity as of the Closing Date listed on Annex D or (b) (i) one or more other solar development projects that are not listed on Annex D and are solely sourced or generated (including through one or more acquisitions) by the Company or its successor entity or division of Holdco Buyer or one of its Affiliates into which the existing development platform is subsequently incorporated prior to or after the Closing Date, (ii) one or more wind projects, that are not listed on Annex D other than wind operating projects that are sourced through one or more acquisitions after Closing by a Buyer without material involvement of any person who was an employee of the Company on or prior to Closing, in the case of each of (a) or (b), with a comparable economic profile on a proportional basis to the Earnout Project it is replacing regardless of the comparability of the MWac of such Project. At least one Business Day prior to the Closing, the Sellers shall deliver a revised Annex D, which will be updated solely to reflect projects in development by any Company Entity that were not listed on Annex D as of the date hereof.

“Adjusted Unlevered CAFD” means Actual Unlevered CAFD adjusted for variances in gross generation, merchant power prices, and utility curtailment in Hawaii, calculated in accordance with the model attached as Schedule 1.01(c).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified; provided that neither the Company nor any Subsidiary of the Company shall be considered an Affiliate of any Seller. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in such partnership or limited liability company.

“Agreement” has the meaning given to that term in the preamble to this Agreement.

“Allocation” has the meaning given to that term in Section 2.07(b).

“Allocation Schedule” means the schedule provided by the Company to Buyers (and approved by the Sponsors) at least three (3) Business Days prior to Closing, setting forth each Seller’s individual allocation of the Holdco Closing Consideration, the Earnout Project Payments and any Escrow Return Amounts, as reasonably adjusted by the Sellers’ Representative from time to time at or after the Closing in connection with the indemnification of Buyers and their Affiliates by a Seller or Sellers pursuant to Article XI taking into account whether the events giving rise to any indemnification payment and corresponding setoff against the Earnout Project Payments are applicable to a single Seller.

“Ancillary Agreements” means the Escrow Agreement, the Sponsor Non-Competition and Non-Solicitation Agreements, the Exchangeable Note Documents and the other documents and agreements to be delivered pursuant to this Agreement.

“Applicable Fiscal Year CAFD” means the amounts set forth on Schedule 1.01(l).

“Applicable Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any state, county, city or other political subdivision thereof or of any Governmental Authority.

“As-Built MW” means, with respect to an Earnout Project, the nameplate capacity, expressed in MWac, of such Earnout Project on the date such Earnout Project achieves Earnout Project Completion.

“Balance Sheet” has the meaning given to that term in Section 3.03.

“Blocker Parent” has the meaning given to that term in the preamble to this Agreement.

“Blocker Units” has the meaning given to that term in the recitals to this Agreement.

“Blockers” means those entities listed in clauses f. through j. on Schedule 4.06(d).

“Bucket 1 Projects” means those Projects set forth on Part A of Annex C.

“Bucket 2 Projects” means those Projects set forth on Part B of Annex C.

“Bucket 3 Projects” means those Projects set forth on Part C of Annex C.

“Budgeted Operating Project Expenses” means any and all expenses of an Operating Entity set forth in the budget attached as Schedule 1.01(h).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

“Buyer Claim” has the meaning given to that term in Section 6.12(a).

“Buyer Material Adverse Effect” means, with respect to Guarantor or Operating Buyer, as applicable, (“the Entity”) any Effect that, individually or in the aggregate, (x) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Entity and its Subsidiaries, taken as a whole, or (y) would reasonably be expected to result in a materially adverse effect on the Entity’s’ ability to perform their obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that any Effect attributable to (a) any changes affecting the solar or wind power industry generally, (b) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Order, protocol, government program, industry standard or change of Applicable Law of or by any Governmental Authority, (c) any change in wholesale or retail electric power prices, (d) any change in general regulatory or political conditions, including any engagement of hostilities, act of war or terrorist activity or any change imposed by a Governmental Authority associated with national security or any natural disasters, (e) any change in GAAP, (f) the announcement, pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, (g) any action taken by the Entity that is required pursuant to this Agreement, (h) any action taken (or omitted to be taken) at the specific request of the Sellers, (i) any failure by the Entity to meet any projections or forecasts for any period occurring on or after the date hereof (but, for the avoidance of doubt, not the underlying cause of any such failure) or (j) any change or development in any financial, banking or securities market (including any increased interest rates or other costs for, or reduction in the availability of, financing or suspension of trading in, or limitation on prices for, securities on a securities market (including an over-the-counter market), exchange or trading platform) or the economy in general, shall, in each case, be excluded from such determination, except in the event the Effect of such changes or events attributable to the foregoing subclauses (a), (b), (d), (e) or (j) would reasonably be expected to have a disproportionate impact on the Entity and its Subsidiaries, taken as a whole, relative to other solar or wind development companies operating in the markets in which the Entity and its Subsidiaries operate (but only to the extent of the incremental disproportionate impact on the Entity and its Subsidiaries, relative to other solar or wind development companies in the markets in which the Entity operates).

“Buyers” has the meaning given to that term in the preamble to this Agreement.

“Buyers’ Approvals” has the meaning given to that term in Section 5.03(c).

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Operating Buyer.

“CAFD Employee Acceleration Event” has the meaning given to that term in Section 2.06(d).

“CAFD Shortfall Amount” means, with respect to any Fiscal Year, the excess, if any, of the Applicable Fiscal Year CAFD over the Adjusted Unlevered CAFD, in each case, generated in such Fiscal Year.

“Cap” has the meaning given to that term in Section 11.04(c).

“CapCo” means First Wind Capital, LLC.

“Cash Election” has the meaning given to that term in Section 2.01(d).

“Cash Grant” means a cash grant in lieu of the available energy tax credit pursuant to Section 48 of the Code under the terms of Section 1603 of the American Recovery and Reinvestment Act of 2009 and any rules, regulations or other guidance promulgated thereunder.

“Cash Grant Application” means any application filed or required to be filed with or otherwise supplied or submitted to the United States Treasury Department for a Cash Grant, including the “Application for Section 1603: Payments for Specified Renewable Energy Property in Lieu of Tax Credits” (or any successor application thereto), together with any exhibits, annexes, schedules, attachments, reports or other documents filed or supplied with such application. For the avoidance of doubt, the Cash Grant Application includes the terms and conditions captioned “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009: Terms and Conditions,” issued by the United States Treasury Department, as amended or supplemented, which are signed by an applicant and submitted as part of a Cash Grant Application.

“Cash Grant Guidance” means (a) Section 1603 of the American Recovery and Reinvestment Act of 2009, (b) the program guidance released by the United States Treasury Department’s Office of the Fiscal Assistant Secretary and entitled “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009,” dated July 2009 and revised March 2010 and April 2011, and any revision, update, clarification, addition or supplement thereto or replacement thereof, (c) the Frequently Asked Questions and Answers and the Frequently Asked Questions and Answers (Begun Construction) released by the United States Treasury Department’s Office of the Fiscal Assistant Secretary, and any revision, update, clarification, addition or supplement thereto or replacement thereof, (d) the terms and conditions captioned “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009: Terms and Conditions,” issued by the United States Treasury Department, as amended or supplemented, which are signed by an applicant and submitted as part of a Cash Grant Application, (e) the instructions to the Cash Grant Application and (f) any other rules, guidance, regulations, notices, promulgations, announcements, instructions, or terms and conditions released, posted, published or issued by the United States Treasury Department, the IRS or any other Governmental Authority in respect of a Cash Grant.

“Cash Grant Projects” means any Project for which a Cash Grant has been awarded by the United States Treasury Department.

“Cash Grant Reports” means the annual performance report and certification required under the terms and conditions to the award of a Cash Grant.

“Cause” means the Company Employee’s: (i) fraudulent, grossly negligent or willful misconduct that results in material harm to Holdco Buyer or its business or reputation, (ii) conviction for a felony or plea of guilty or nolo contendere to a felony or lesser crime involving theft, conversion, fraud, material financial dishonesty, misappropriation or embezzlement; (iii) any intentional, unauthorized and unpermitted use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Company owes an obligation of nondisclosure; or (iv) any other willful and material breach by the Company Employee of a material term of his or her employment agreement, restrictive covenant or written policy of Holdco Buyer, provided that with respect to items (i) and (iv) above, the Company Employee shall have thirty (30) Business Days after receipt of a notice from Holdco Buyer of the reason or reasons for a potential “Cause” determination to cure such reason or reasons. If timely cured, “Cause” shall no longer exist for the reason or reasons identified by Holdco Buyer. For purposes of this paragraph, “willful” or “intentional” shall mean actions or inactions taken (or not taken, as applicable) in bad faith and without a reasonable belief that such actions or inactions were in the best interests of Holdco Buyer or its Affiliates. Any action or inaction taken (or not taken) on the advice of legal counsel for Holdco Buyer shall not be a basis for a Cause termination.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.).

“Change in Control Payments” means (a) any severance, retention, bonus, consent fee, profit sharing payment or other similar payment to any Person under any Contract or Company Employee Benefit Plan, or (b) any increase of any employee benefits otherwise payable by the Company Entities, in each case based on arrangements entered into by a Company Entity prior to Closing, which are or may become payable or effective as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in each case other than payments due as a result of a termination of or change in terms of employment by a Buyer of one or more employees of a Company Entity or other action by a Buyer following Closing. For the avoidance of doubt, “Change in Control Payments” will not include any payments with respect to Debt Obligations.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity) or arbitration.

“Class B Common Stock” has the meaning given to that term in Section 5.09(a).

“Class B Units” means the Class B units in Operating Buyer.

“Class B1 Common Stock” has the meaning given to that term in Section 5.09(a).

“Clipper Licenses” means those non-exclusive, royalty-free, perpetual, license irrevocable licenses granted to the Company and its Affiliates by Clipper Windpower Holdings Ltd./LLC, and Clipper Windpower, LLC (on its own behalf and as successor-in-interest to Clipper Turbine Works, Inc. and Clipper Fleet Services, Inc.) pursuant to the settlement agreement among those parties dated February 12, 2013.

“Closing” means the closing of the transactions contemplated by Section 2.01.

“Closing Cash Amount” has the meaning given to such term in Section 2.01(c)(i).

“Closing Company Approvals” means those approvals set forth on Schedule 7.01(e).

“Closing Date” means (a) the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VII and Article VIII (other than those that by their nature are intended to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) are satisfied or waived by the applicable Parties or (b) such other date as the Parties mutually agree upon in writing; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII or Article VIII hereof, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), Operating Buyer and Holdco Buyer shall not be required to effect the Closing until the earlier of: (a) a Business Day during the Marketing Period specified by Operating Buyer or Holdco Buyer on no less than three (3) Business Days’ written notice to Sellers and (b) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the closing conditions set forth in Article VIII as of the date determined pursuant to this proviso).

“Code” means the Internal Revenue Code of 1986.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under the Exchangeable Note Documents.

“Collateral Release” has the meaning given to that term in Section 6.10(a).

“Common Stock” has the meaning given to that term in the Exchangeable Note Indenture.

“Company” has the meaning given to that term in the preamble to this Agreement.

“Company Approval Breach” has the meaning given to such term in Section 11.02(a).

“Company Approvals” has the meaning given to that term in Section 3.18(b).

“Company Contracts” has the meaning given to that term in Section 3.08(a).

“Company Employee” means each current and former employee (including those individuals who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) of the Company or its Subsidiaries.

“Company Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan, program or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan, program or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan, program or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, (e) profit sharing, bonus, incentive, profits interest or other equity, employment, change in control, or severance plan, program or agreement or (f) any other material compensation, remuneration or benefit arrangement of any kind, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any Company Employee or Covered Person, or under which the Company or any of its Subsidiaries has, or can reasonably be expected to have, material liability.

“Company Entities” means the Company and its Subsidiaries.

“Company Indemnification Provisions” has the meaning given to that term in Section 6.13(a).

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Member” means a member of the Company.

“Company Securities” has the meaning given to that term in Section 3.02(a).

“Company Seller” has the meaning given to that term in the preamble to this Agreement.

“Company Seller Interests” means the Interests held by the Company Sellers.

“Company Subsidiary Securities” has meaning given to that term in Section 3.02(c).

“Compliant” means, with respect to the Required Information, that (i) such Required Information is sufficient to permit preparation of customary pro forma financial statements that meet the requirements of Regulation S-X for inclusion in a registration statement filed by Operating Buyer and Holdco Buyer, (ii) the financial statements and other financial information (excluding consolidating subsidiary financial information required by Regulation S-X Rule 3-10 and any financial information required under Regulation S-X Rule 3-16) included in such Required Information are sufficient to permit each of the Company’s current and former independent auditors to issue the comfort letters customary in connection with the issuance of securities, which all such accountants have confirmed they are prepared to issue.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 31, 2013, by and among Buyers and the Company.

“Contract” means any contract, agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other legally binding arrangement.

“Covered Person” means any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.

“Credit Agreement Amendment” has the meaning given to that term in Section 8.01(h)(ii).

“Current Representation” has the meaning given to that term in Section 6.14(a).

“D&O Indemnified Parties” has the meaning given to that term in Section 6.13(a).

“Data Room” means the virtual data rooms located at https://datasite.merrillcorp.com/rest/sessions/login?locale=en in the folders named “Hurricane Confidential Materials,” “Firstwind,” “First Wind Capital” and “Hurricane HR/Comp.”

“Debt Commitment Letters” has the meaning given to that term in Section 5.07(b).

“Debt Financing” has the meaning given to that term in Section 5.07(b).

“Debt Obligations”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, including all indebtedness evidenced by a note, bond, debenture or similar instrument, (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP and (c) any obligation owed for all or any part of the deferred purchase price for the purchase of a business or assets that in accordance with GAAP would be included as liabilities on the balance sheet of such Person.

“Designated Person” has the meaning given to that term in Section 6.14(a).

“Discharge” has the meaning given to that term in Section 6.10.

“Disclosure Schedules” means (a) with respect to Company and the Sellers, the lists, descriptions, exceptions and other information and materials prepared by the Company and the Sellers and attached to this Agreement and (b) with respect to Buyers, the lists, descriptions, exceptions and other information and materials prepared by Buyers and attached to this Agreement.

“Disqualifying Event” has the meaning given to that term in Section 2.04(c).

“Earnout Project Completion” means (a) with respect to an Earnout Project that is a solar project, the giving of “Full Notice to Proceed” under the applicable EPC agreement for such Earnout Project and (b) with respect to an Earnout Project that is a wind project, achieving “Substantial Completion” under the applicable EPC agreement for such Earnout Project.

“Earnout Project Completion Outside Date” means, with respect to each Earnout Project, the earlier of (a) the outside date for commercial operation under the Power Purchase Agreement for such Earnout Project without giving effect to any extensions available upon payment of liquidated damages and (b) (i) with respect to the Bingham and Hancock Projects, June 30, 2017 or (ii) with respect to all other Earnout Projects, December 31, 2016; provided that in the event the Federal Investment Energy Tax Credit or the Renewable Electricity Production Tax Credit is extended until at least June 30, 2017, the applicable date for wind projects for purposes of this clause (b)(ii) shall be June 30, 2017; provided, further, that the foregoing dates in clauses (b)(i) and (b)(ii) shall be extended by three (3) months in respect of any Additional Earnout Project.

“Earnout Project Entities” means the entities listed on Annex C.

“Earnout Project Payment” has the meaning given to that term in Section 2.04(a).

“Earnout Projects” means (a) the projects listed on Annex C as of the date hereof (b) one or more Additional Earnout Projects added to Annex C, as supplemented after the date hereof, with Holdco Buyer’s consent (such consent not to be unreasonably withheld) with aggregate capacity up to 135 MWac and (c) any Additional Earnout Projects.

“Employee Pension Benefit Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” means an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

“End Date” has the meaning given to that term in Section 10.01(b).

“Environmental Condition” means the disposal, release or threatened release, or presence in soil or groundwater, of any Hazardous Substance or any violation of any Environmental Law.

“Environmental Laws” means any and all Applicable Laws, applicable Orders or other applicable legally enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment or natural resources or exposure to hazardous substances.

“Environmental Liability” means any liability (including any liability for personal injury, property or natural resource damages, costs of environmental remediation, fines or penalties) arising under any Environmental Law (including CERCLA) or any liability arising under any Contract pursuant to which any liability for an Environmental Condition is assumed or indemnified.

“EPC” means engineering and procurement or construction.

“Equity Interests” means the Operating Equity Interests and the Interests, collectively.

“Equity Securities” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of the issuing entity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means JPMorgan Chase Bank N.A..

“Escrow Agreement” means an escrow agreement in a form reasonably acceptable to Buyers and the Sellers’ Representative to be executed by the parties thereto at the Closing.

“Escrow Account” has the meaning given to that term in Section 2.05(a).

“Escrow Funds” has the meaning given to that term in Section 2.05(a).

“Escrow Return Amount” means the portion of the Escrow Funds paid or payable to the Sellers (or to the Paying Agent for the benefit of the Sellers) pursuant to this Agreement and the Escrow Agreement.

“EWG” means an “exempt wholesale generator” as defined in PUHCA and in the FERC’s regulations thereunder.

“Exchangeable Note Documents” means each of the Exchangeable Note Indenture, the LLC Agreement, the Pledge Agreement and the Registration Rights Agreement.

“Exchangeable Note Guarantee” means the full and unconditional guarantee of the SPV Issuer’s obligations under the Exchangeable Notes by Holdco Buyer.

“Exchangeable Note Indenture” means the Indenture for the Exchangeable Notes, to be dated on or around the Closing Date, among the SPV Issuer, as issuer, Holdco Buyer, as guarantor, and Wilmington Trust, National Association, as trustee and collateral agent, including the form of Exchangeable Note and Exchangeable Note Guarantee attached thereto, in substantially the form attached hereto as Attachment D.

“Exchangeable Note Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Exchangeable Note Indenture.

“Exchangeable Notes” has the meaning given to that term in Section 2.01(c).

“Excluded Capex” means the difference between actual Clipper gearbox costs and the amount set forth in Schedule 1.01(c), replacement of pitch bearings on Clipper wind turbines, replacement of power cells at the KWPII Project Battery Energy Storage System, and replacement of irreparable blades on any wind turbine.

“Excluded O&M Costs” “Excluded O&M Costs” means the difference between the actual amount charged by Holdco Buyer or its Affiliates to Operating Buyer or its Affiliates with respect to labor, operations and maintenance costs used in the Projects set forth on Schedule 1.01(n) and the budgeted amount set forth on Schedule 1.01(n).

“Excluded Taxes” means any Taxes (i) attributable to actions taken by Buyers or their Affiliates on the Closing Date but after the Closing outside of the ordinary course of business, (ii) arising by reason of any recapture or other disallowance with respect to any Cash Grants attributable to the Projects as a result of, the Transactions contemplated by this Agreement, (iii) arising by reason of any recapture or other disallowance with respect to any U.S. federal income tax credits taken pursuant to Section 48 of the Code that are attributable to the KWP II Project due to, or as a result of, the Transactions contemplated by this Agreement (including as a result of a disposition of property with respect to which such tax credits were claimed), and (iv) arising from a breach by Buyers or their Affiliates of any covenant or agreement contained in this Agreement.

“FERC” means the Federal Energy Regulatory Commission or any successor agency.

“Final Release Date” has the meaning given to that term in Section 2.05(b).

“Financial Statements” has the meaning given to that term in Section 3.03.

“Financing Agreements” has the meaning given to that term in Section 6.19(b).

“Financing Sources” means, other than Buyer or any of its Affiliates, the entities that have directly or indirectly committed to provide or otherwise entered into agreements with Holdco Buyer or Operating Buyer in connection with the Debt Financing or any Related Financing, including the parties to any loan or credit agreement or underwriting (or other definitive documentation) relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current or future general or limited partners, stockholders, managers, members, agents, representatives, employees, directors, or officers and their respective successors and assigns.

“Fiscal Quarter” means each fiscal quarter ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means each fiscal year commencing January 1 and ending on December 31.

“FPA” means the Federal Power Act.

“Fundamental Representations” has the meaning given to that term in Section 11.01(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified periods.

“Guarantor Securities” has the meaning given to that term in Section 5.09(b).

“Good Reason” means, without the Company Employee’s prior written consent: (i) a material diminution in the Company Employee’s authority, title set forth on the version of Schedule 1.01(m) delivered by Buyers to the Company in accordance with Section 6.15, duties or responsibilities; (ii) a not de minimis diminution in the Company Employee’s annual base salary, (iii) any relocation of the Company Employee’s principal office by more than 35 miles from the Company Employee’s principal office immediately prior to the Closing Date; and (iv) any other action or inaction that constitutes a material breach by Holdco Buyer of Holdco Buyer’s material obligations under any applicable employment agreement and material employee benefit plan or compensation arrangement. Good Reason shall not exist unless and until the Company Employee provides Holdco Buyer with written notice of the acts alleged to constitute Good Reason within 90 days of the Company Employee’s knowledge of the initial occurrence of such event, and Holdco Buyer fails to cure such acts within 30 days of receipt of such notice, if curable. If Holdco Buyer does not cure within such 30-day period, the Company Employee must terminate the Company Employee’s employment within 60 days following the expiration of such cure period for the separation from service to be on account of Good Reason.

“Governmental Approval” means any authorization, consent, approval, license, permit, franchise, tariff, certificate of authority, registration, rate, certification, agreement, directive, waiver, exemption, variance, other similar consent or Order of any Governmental Authority.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States or any foreign country, any state or local body of the United States or any foreign country or any political subdivision of any of the foregoing, and any tribunal, court or arbitrator(s) of competent jurisdiction.

“Guarantor” has the meaning given to that term in the Recitals.

“Hazardous Substance” means any chemical, material, substance or waste that is defined as hazardous or toxic under any Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law, including petroleum products and byproducts, asbestos and asbestos containing materials and polychlorinated biphenyls.

“Holdco Allocation” has the meaning given to that term in Section 2.07.

“Holdco Base Purchase Price” has the meaning given to that term in Section 2.03(a).

“Holdco Buyer” has the meaning given to that term in the preamble to this Agreement.

“Holdco Closing Consideration” has the meaning given to that term in Section 2.03(a).

“Holdco Debt” means those Debt Obligations set forth on Schedule 1.01(k).

“Holdco Debt Commitment Letter” has the meaning given to that term in Section 5.07(b).

“Holdco Entities” means the Company and its Subsidiaries immediately following the Closing.

“Holdco Lenders” has the meaning given to that term in Section 5.07(b).

“Holdco Total Purchase Price” has the meaning given to that term in Section 2.03(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” means the party seeking indemnification under Section 11.02.

“Indemnifying Party” means the party against whom indemnity is to be sought under Section 11.02.

“Indenture” has the meaning given to that term in Section 6.10.

“Intellectual Property Right” means any patent, invention, copyright, trademark, service mark, trade name, trade secret (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property.

“Interests” mean the units of the Company held by the Company Members as of the date hereof and as set forth on Schedule 1.01(d) and, as of Closing, as reflected in amendments to Schedule 1.01(d) provided to Buyers.

“Interim Debt Obligation” has the meaning given to that term in Section 6.02(c).

“Interim Loss Amount” has the meaning given to that term in Section 6.09.

“Interim Period” has the meaning given to that term in Section 6.01(a).

“IRS” means the United States Internal Revenue Service.

“IRS Notices” means IRS Notice 2013-29 (April 15, 2013), IRS Notice 2013-60 (September 20, 2013) and IRS Notice 2014-46 (August 8, 2014).

“Joint Venture Buyout” has the meaning given to that term in Section 6.08.

“Joint Venture Buyout Agreement” has the meaning given to that term in Section 6.08.

“KWP II Project” means that certain 30 megawatt wind farm located near Wailuku, Hawaii, in Maui County.

“Key Employees” means those Persons set forth on Schedule 1.01(e).

“Knowledge of Buyers” means the actual knowledge of Sebastian Deschler, Martin Truong, Pancho Perez, Rik Gadhia, Kevin Lapidus and Alex Hernandez, after reasonable inquiry.

“Knowledge of the Company” means the actual knowledge of Paul Gaynor, Michael Alvarez, Michele Beasley, Charles Spiliotis, Kurt Adams and Peter Keel, after reasonable inquiry.

“Lender” has the meaning given to that term in Section 5.07(b).

“Liabilities” means all Debt Obligations, other obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, or conditional sale or other title retention device or arrangement.

“LLC Agreement” means the Limited Liability Company Agreement of SPV Issuer, to be dated on or before the Closing Date, to be entered into by SunEdison Holdings Corporation, as the sole member, and the other persons that may be admitted to the SPV Issuer from time to time, in substantially the form attached hereto as Attachment F.

“Loss” or “Losses” has the meaning given to that term in Section 11.02(a).

“Made Available” means the respective materials that were posted to the Data Room or otherwise provided in writing (including by e-mail) to any Buyer or one of their respective Affiliates or Representatives, in each case before the date of this Agreement.

“Marketing Period” means the first period of twenty (20) consecutive days after the date of this Agreement throughout and on the last day of which (a) Buyers shall have received all of the Required Information and such Required Information is Compliant (provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Buyers a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Buyers in good faith reasonably believes the Marketing Period has not commenced and within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with specificity why they believe the Marketing Period has not commenced)), and (b) the conditions set forth in Article VII shall be satisfied or waived (other than the condition set forth in Sections 7.01(e) and 7.01(j) and other those that by their nature need not be satisfied until the Closing or are to be performed at Closing, but subject to the satisfaction or waiver of those conditions at such time); provided, that the Marketing Period shall not be deemed to have commenced if at any time during such twenty (20) consecutive day period (i) the applicable independent auditors of the Company shall have withdrawn any audit opinion contained in the Required Information, (ii) any Required Information ceases to be Compliant or (iii) the Company or its independent auditors determines that the Company must restate any historical financial statements or material financial information included in the Required Information (each of the conditions set forth in clauses (i) through (iii) above being referred to as a “Marketing Period Delay Condition”), then, in each case, the Marketing Period shall not be deemed to have commenced until the date on which such Marketing Period Delay Condition is cured, subject, in each case, to the conditions set forth in clauses (a) and (b) and clauses (i) through (iii) above (which may result in a subsequent Marketing Period Delay Condition). Notwithstanding anything to the contrary in this definition, (A) the Marketing Period shall not include any date from and including November 27, 2014 through and including November 28, 2014, and if such Marketing Period has not ended prior to December 19, 2014, such Marketing Period will not begin until January 5, 2015, (B) if the Required Information is Compliant and any of the Company’s applicable current or former independent accountants declines to issue customary comfort letters (including as to customary negative assurance comfort and change period) with respect to any Required Information, the Marketing Period shall end no earlier than five (5) days after all applicable independent accountants have issued such comfort letters, and (C) the Marketing Period shall terminate on the date on which the Debt Financing or the related financings described in the Debt Commitment Letters required to consummate the transactions contemplated hereby is consummated if such date is earlier than the last day of the twenty (20) consecutive day period described above (including any required extensions, as provided above).

“Material Adverse Effect” means any change, development, event, effect or occurrence (“Effect”) that, individually or in the aggregate, (x) is or would reasonably be expected to be materially adverse to the business, Properties, results of operations or financial condition of the Company Entities, taken as a whole, or (y) would reasonably be expected to result in a materially adverse effect on the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that any Effect attributable to (a) any changes affecting the solar or wind power industry generally, (b) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Order, protocol, government program, industry standard or change of Applicable Law of or by any Governmental Authority, (c) any change in wholesale or retail electric power prices, (d) any change in general regulatory or political conditions, including any engagement of hostilities, act of war or terrorist activity or any change imposed by a Governmental Authority associated with national security or any natural disasters, (e) any change in GAAP, (f) the announcement, pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, (g) any action taken by the Company or the Sellers that is required pursuant to this Agreement, (h) any action taken (or omitted to be taken) at the specific request of Buyers, (i) any failure by the Company Entities to meet any projections or forecasts for any period occurring on or after the date hereof (but, for the avoidance of doubt, not the underlying cause of any such failure) or (j) any change or development in any financial, banking or securities market (including any increased interest rates or other costs for, or reduction in the availability of, financing or suspension of trading in, or limitation on prices for, securities on a securities market (including an over-the-counter market), exchange or trading platform) or the economy in general, shall, in each case, be excluded from such determination, except in the event the Effect of such changes or events attributable to the foregoing subclauses (a), (b), (d), (e) or (j) would reasonably be expected to have a disproportionate impact on the Company Entities, taken as a whole, relative to other solar or wind development companies operating in the markets in which the Company Entities operate (but only to the extent of the incremental disproportionate impact on the Company Entities, relative to other solar or wind development companies in the markets in which the Company Entities operate).

“Maximum Number of Underlying Shares” has the meaning given to that term in Section 5.09(b).

“MBR Authority” means authorization by FERC pursuant to Section 205 of the FPA to make wholesale sales of electric energy, capacity and specified ancillary services at market-based or negotiated rates, acceptance by FERC of a tariff providing for such sales, and granting by FERC such regulatory waivers and blanket authorizations as are customarily granted by FERC to persons authorized to sell electric energy, capacity and specified ancillary services at market-based rates, including blanket authorization for future issuances of securities and assumptions of liabilities and obligations pursuant to Section 204 of the FPA.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“MWac” means a megawatt of alternating current.

“Neutral Accounting Arbitrator” has the meaning given to that term in Section 2.06(a).

“Nominated Entities” has the meaning given to that term in Section 2.08.

“Non-Qualified Holder” has the meaning given to that term in Section 2.01(c)(iii).

“Notes” has the meaning given to that term in Section 6.10.

“Notes Agreements” has the meaning given to that term in Section 8.01(h)(vi).

“Notes Parties” has the meaning given to that term in Section 8.01(h)(vi).

“Notes Redemption” has the meaning given to that term in Section 6.10.

“Operating Buyer” has the meaning given to that term in the preamble to this Agreement.

“Operating Buyer Balance Sheet” means the audited consolidated balance sheet as of December 31, 2013, of Operating Buyer and its Subsidiaries.

“Operating Buyer Obligations” has the meaning given to that term in Section 6.21.

“Operating Debt Commitment Letter” has the meaning given to that term in Section 5.07(b).

“Operating Entities” has the meaning given to that term in the recitals to this Agreement.

“Operating Entity Allocation” has the meaning given to that term in Section 2.07(b).

“Operating Entity Base Purchase Price” has the meaning given to that term in Section 2.03(b).

“Operating Entity Closing Consideration” has the meaning given to that term in Section 2.03(b).

“Operating Entity Total Purchase Price” has the meaning given to that term in Section 2.03(b).

“Operating Equity Interest” has the meaning given to that term in the recitals to this Agreement.

“Operating Lenders” has the meaning given to that term in Section 5.07(b).

“Operating Projects” means the Projects listed on Schedule 1.01(f).

“Operating Seller” has the meaning given to that term in the preamble to this Agreement.

“Order” means any final writ, judgment, decree, injunction or similar order of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company operating agreement, or such other governing documents of such Person.

“Other Indemnifying Person” has the meaning given to that term in Section 6.13(f).

“Palouse Project” means that certain 105 megawatt wind farm located near the Town of Oakesdale, Washington, in Whitman County.

“Party” and “Parties” have the meanings given to those terms in the preamble to this Agreement.

“Paying Agent” has the meaning given to that term in Section 2.05(f).

“Per MW Earnout Payment” means (a) with respect to Bucket 1 Projects, $433,947,368 divided by the aggregate MWac of such Projects set forth on Annex C, (b) with respect to Bucket 2 Projects, $51,052,632 divided by the aggregate MWac of such Projects set forth on Annex C, and (c) with respect to Bucket 3 Projects, $25,000,000 divided by the aggregate MWac of such Projects set forth on Annex C, provided that if an Additional Earnout Project replaces a Project on Annex C after the Closing Date, such calculation above shall utilize the MWac of the Project so replaced.

“Permitted Encumbrances” means (a) the matters referenced on Schedule 1.01(g) as Liens on the Equity Interests of the applicable Company Entity and (b) Liens created by Buyers.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; (b) any Lien arising in the ordinary course of business by operation of Applicable Law with respect to a Liability that is not yet due or delinquent or that is being contested in good faith; (c) any purchase money Lien arising in the ordinary course of business; (d) zoning and planning designations by any Governmental Authority and other similar rights of any Governmental Authority to regulate any Property; (e) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Applicable Laws; (f) any Lien that is released on or prior to the Closing; (g) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law Liens to secure claims for labor, materials or supplies arising in the ordinary course of business which are not delinquent; (h) easements, rights-of-way, encroachments, defects or irregularities in title and other encumbrances on real property that either (i) do not materially interfere with the ordinary conduct of business of the Company Entities or (ii) are described in a mortgage policy of title insurance or survey with respect to any of the Properties Made Available to Buyers; (i) interests of grantors pursuant to easements and similar instruments and interests of landlords; (j) statutory or contractual Liens of landlords on the interests of tenants; (k) Liens on the landlord’s or prior landlord’s or grantor’s interests; (l) Liens created by Buyers; (m) Liens required under any Company Contracts, Governmental Approvals or Debt Obligations or permitted under any Operating Entity’s Debt Obligations; and (n) any other Liens under $1 million.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or other entity.

“Platform Entities” has the meaning given to that term in the recitals to this Agreement.

“Platform Equity Interests” has the meaning given to that term in the recitals to this Agreement.

“Pledge Agreement” means the Pledge Agreement, to be dated on or around the Closing Date, by and between the SPV Issuer, as grantor, and the Collateral Agent, in substantially the form attached hereto as Attachment E.

“Post-Closing Representation” has the meaning given to that term in Section 6.14(a).

“Potential Contributor” has the meaning given to that term in Section 11.05.

“Pre-Approved Interim Expenditures” means those expenditures set forth on Schedule 1.01(h).

“Pre-Closing Restructuring” means the actions set forth on Schedule 1.01(i).

“Pre-Closing Tax Period” has the meaning given to that term in Section 9.02(a).

“Project Companies” means the Operating Entities and the Earnout Project Entities.

“Projects” means the Operating Projects and the Earnout Projects.

“Properties” means any material real property owned in fee simple by any Company Entity or leased by any Company Entity, in each case, as reflected on the Balance Sheet or acquired after the date of the Balance Sheet, except for properties sold since such date in the ordinary course of business consistent with past practices.

“Public Utility” means a “public utility” as defined in Section 201(e) of the FPA.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“QF” means a “qualifying small power production facility” as defined in Section 3(17)(C) of the FPA and FERC’s regulations thereunder.

“Qualifying Small Power Producer” means the owner of a QF.

“Real Property Agreements” means all leases, licenses and easements related to the Projects or any other rights in real property that are material to a Company Entity.

“Redemption Notice” has the meaning given to that term in Section 6.10.

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated on or around the Closing Date, by and among Guarantor, each of the holders from time to time of Registrable Securities (as defined therein) and the Collateral Agent, in substantially the form attached hereto as Attachment C.

“Related Party” means with respect to each Operating Entity, any Person (i) who is related (within the meaning of Section 45(e)(4) of the Code) to such Operating Entity if such relationship would result in failure to satisfy the requirement that electricity be sold by such Operating Entity to an “unrelated person” pursuant to Section 45(a)(2)(B) of the Code or (ii) who is related to such Operating Entity for purposes of, or within the meaning of, Section 267(b) or Section 707(b)(1) of the Code. Clause (i) of this definition is intended to comply with the provisions and prohibitions provided under Code Section 45, Revenue Procedure 2007-65, 2007-45 I.R.B. 967, and Notice 2008-60, 2008-30 I.R.B. 178, and shall be interpreted consistent with those provisions.

“Releasees” has the meaning given to that term in Section 6.12(a).

“Releasors” has the meaning given to that term in Section 6.12(a).

“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, accountants, financial advisers, engineers and consultants.

“Required Information” means (a) audited consolidated balance sheets of each of the Company, the Operating Entities and any other recently acquired business or pending business acquisition that would be required to be included in a registration statement on Form S-1 pursuant to Rule 3-05 of Regulation S-X or SAB 80 (it being understood that consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X may be excluded) (collectively, the “Other Businesses”) as at the end of each of the two fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and the related statements of operations, capital and cash flows of each of the Company, the Operating Entities and the Other Businesses for each of the two fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, (b) an unaudited consolidated balance sheet of each of the Company , the Operating Entities and the Other Businesses as at the end of, and related statements of operations, capital and cash flows for, the nine months ended September 30, 2014 (and the corresponding nine month period in the prior fiscal year) and subjected to a SAS 100 review or its equivalent and (c) subsequent to December 31, 2014, an unaudited consolidated balance sheet of each of the Company, the Operating Entities and the Other Businesses as at the end of each Fiscal Quarter, other than the fourth quarter, and related statements of operations, capital and cash flows for each year-to-date period (and the corresponding year-to-date period in the prior fiscal year) through the last day of such Fiscal Quarter, other than the fourth quarter, and more than 45 days prior to the Closing Date and subjected to a SAS 100 review or its equivalent.

“Route 66 and Palouse Proceeds” means (a) $72 million less transaction costs associated with such sale, with respect to the sale of 90% of the Company’s interests in the Route 66 Project plus (b) the net cash proceeds reasonably documented and received by the Company with respect to the sale of 90% of the Company’s interests in the Palouse Project plus (c) the net cash proceeds reasonably documented and received by the Company (i) during the Interim Period with respect to the sale of the remaining 10% of the Company’s interests in the Route 66 Project and the Palouse Project respectively to one or more Persons and (ii) pursuant to the terms of terms of Sections 2.2(a) and 6.10 of the Route 66 MIPSA, (the net cash proceeds in (ii) being the “MIPSA Ongoing Payments”).

“Route 66 MIPSA” means the membership interest purchase and sale agreement dated as of October 7, 2014 between First Wind Pacific Holdings, LLC, First Wind Panhandle Holdings, LLC and Corridor Energy, LLC.

“Route 66 Project” means that certain 150 megawatt wind project under construction near the town of Amarillo, Texas, in Armstrong and Carson counties.

“SEC Documents” has the meaning given to that term in Section 5.11(a).

“Seller Released Party” has the meaning given to that term in Section 6.12(b).

“Seller Releasing Party” has the meaning given to that term in Section 6.12(b).

“Sellers” has the meaning given to that term in the preamble to this Agreement.

“Sellers’ Approvals” has the meaning given to that term in Section 4.03(c).

“Sellers’ Representative” has the meaning given to that term in the preamble to this Agreement.

“Series A Units” has the meaning given to that term in the Sixth Amended and Restated Limited Liability Company Agreement of the Company dated as of April 15, 2011 as amended from time to time

“Series A Unitholders” means the holders of Series A Units as defined in the Sixth Amended and Restated Limited Liability Company Agreement of the Company dated as of April 15, 2011 as amended from time to time.

“Site Control” means having real property interests in the land necessary to complete construction and to operate a Project.

“Specified Platform Equity Interests” means those certain Platform Equity Interests designated pursuant to Section 2.08.

“Sponsor” has the meaning given to that term in the Sixth Amended and Restated Limited Liability Company Agreement of the Company dated as of April 15, 2011.

“Sponsor Non-Competition and Non-Solicitation Agreement” means each Sponsor Non-Competition and Non-Solicitation Agreement among Buyers and the applicable Sponsor in substantially the form attached hereto as Attachment A.

“SPV Issuer” means the special purpose entity named in the title of the LLC Agreement all of the Equity Securities in which are owned directly or indirectly by Holdco Buyer and to be formed in connection with the issuance of the Exchangeable Notes.

“State Commission” means a “state commission” as defined in Section 3(15) of the FPA.

“Straddle Period” has the meaning given to that term in Section 9.02(c).

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the outstanding equity securities or securities carrying the voting power in the election of the board of directors or other governing body of such Person.

“Survival Period” has the meaning given to that term in Section 11.01(a).

“Tax” means (a) any and all federal, state, local or foreign taxes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto including (i) taxes imposed on, or measured by, income, franchise, payroll, capital, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer taxes and customs duties) and (b) any amounts described in clause (a) owed by reason of a contractual obligation or as a successor in interest or transferee.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Tax Benefit” has the meaning given to such term in Section 11.04(h).

“Tax Claims” has the meaning given to such term in Section 11.04(b).

“Tax Equity Documents” has the meaning given to that term in Section 3.09(a)(x).

“Tax Return” means any return, report, information return, declaration, claim for refund, election or other document, together with all schedules, attachments, amendments and supplements thereto, supplied to or required to be supplied to any Tax Authority.

“Third Party Claim” has the meaning given to that term in Section 11.03.

“Total Purchase Price” means the Holdco Total Purchase Price and the Operating Entity Total Purchase Price, collectively.

“Transaction Expenses” means, unless otherwise paid by Sellers and regardless of whether paid by the Company Entities, (a) any and all investment banking fees, including the fees owed to Goldman, Sachs & Co. and Marathon Capital, LLC, payable by any Company Entity in connection with the transactions contemplated hereby, (b) the Company’s portion of any fees or costs pursuant to Sections 2.05(c), 2.05(f), 6.03(c) and Transfer Taxes pursuant to Section 9.01, (c) any and all legal, consulting and advisory expenses incurred by any Company Entity, in each case, in connection with the transactions contemplated by this Agreement and the Joint Venture Buyout Agreement, (d) any Change in Control Payments, (e) accrued, but unpaid, interest on the Company Entities’ Debt Obligations with respect to Holdco Debt as of the Closing Date, (f) all costs and expenses, including attorneys’ fees, incurred in connection with any Interim Debt Obligations (but excluding any costs and expenses with respect to repayment of principal), including interest paid, original issue discount and any accrued but unpaid interest with respect to such Interim Debt Obligations, (g) any out of pocket costs incurred in connection with obtaining consents from contractual counterparties required under Company Contracts (other than any Company Contracts in respect of Debt Obligations), (h) all fees and costs associated with obtaining the insurance policies described in Section 6.13(c), (i) all costs and expenses related to the sale of 15% interests held by Company Entities in the Kawailoa Wind Project, (j) fifty percent (50)% of any Taxes arising by reason of any recapture or other disallowance with respect to any U.S. investment tax credits taken prior to the Closing pursuant to Section 48 of the Code that are attributable to the Projects (other than the KWP II Project) due to, or as a result of, the Transactions contemplated by this Agreement (including as a result of a disposition of property with respect to which such tax credits were claimed), (k) fifty percent (50)% of any cost, including indemnity payments and consent costs, attributable to any federal income tax detriment to the other members of the Operating Entity resulting from a termination of the Operating Entity within the meaning of Section 708(b)(1)(B) of the Code as a consequence of the consummation of the transactions contemplated hereby, and (l) the aggregate amount of bonuses paid or payable pursuant to the 2014 Corporate Bonus Plan in effect on the date hereof (as described in Section 6.02(a)(ix)) and as mutually agreed by Holdco Buyer and the Sellers’ Representative.

“Transfer Taxes” has the meaning given to that term in Section 9.01.

“Trustee” has the meaning given to that term in Section 6.10.

“U.S. Dollars” means the lawful currency of the United States.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

“Warranty Breach” has the meaning given to that term in Section 11.02(a).

1.02 Rules of Construction.

(a) All article, section, subsection, schedule and annex references used in this Agreement are to articles, sections, subsections, schedules and annexes to this Agreement unless otherwise specified. The annexes and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced in this Agreement are in U.S. Dollars.

(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(e) All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.

ARTICLE II

PURCHASE AND SALE OF EQUITY INTERESTS

2.01 Purchase and Sale of Equity Interests.

(a) On the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby shall occur as follows and in the following order: (i) Operating Buyer agrees to purchase, directly or indirectly, the Operating Equity Interests from Operating Seller, and Operating Seller agrees to sell the Operating Equity Interests to Operating Buyer, free and clear of all Liens other than Permitted Encumbrances, (ii) Holdco Buyer or one of its Affiliates agrees to purchase the Specified Platform Equity Interests from the Company, and the Company agrees to sell the Specified Platform Equity Interests to Holdco Buyer, free and clear of all Liens other than Permitted Encumbrances, (iii) Holdco Buyer agrees to purchase the Blocker Units from Blocker Parent, and Blocker Parent agrees to sell the Blocker Units to Holdco Buyer, free and clear of all Liens other than Permitted Encumbrances and (iv) Holdco Buyer agrees to purchase the Company Seller Interests from the Company Sellers, and the Company Sellers agree to sell the Company Seller Interests to Holdco Buyer, free and clear of all Liens other than Permitted Encumbrances. All of the foregoing actions and transactions described in clauses (i) through (iv) of this Section 2.01 shall be deemed to have occurred simultaneously, and no such transaction shall be considered consummated unless all are consummated. No Party shall be obligated to consummate any of the transactions contemplated hereby to occur at Closing, unless all such transactions are consummated contemporaneously.

(b) The Holdco Closing Consideration shall be paid by Holdco Buyer on the Closing Date as follows and in the following order: (i) to the Company the consideration for the Specified Platform Equity Interests (“Specified Development Consideration”), (ii) the consideration paid in (i) above shall then be distributed by the Company to each

Company Seller and from each Blocker to Blocker Parent in accordance with the Allocation Schedule, (iii) to Blocker Parent the percentage of the Holdco Closing Consideration (less the portion of the Specified Development Consideration allocable to the Blockers) allocable to Blocker Parent as set forth in the Allocation Schedule, and (iv) to each Company Seller the percentage of the Holdco Closing Consideration (less the portion of the Specified Development Consideration allocable to each Company Seller) allocable to such Company Seller as set forth in the Allocation Schedule. On the Closing Date, Buyers will cause the Company to pay the Company Transaction Expenses that have not been paid on or prior to Closing.

(c) The Holdco Closing Consideration to be paid in accordance with Section 2.01(b) above shall be paid by Holdco Buyer to the Sellers as follows:

(i)(A) the delivery by Holdco Buyer of exchangeable notes in substantially the form attached hereto as Attachment G with a maximum aggregate principal amount of $350,000,000 (the “Exchangeable Notes”), as adjusted in accordance with Section 2.01(c)(iii), with for the avoidance of doubt, each dollar of principal amount of Exchangeable Notes delivered being deemed to represent one dollar of Holdco Closing Consideration, and (B) the remaining amount of the Holdco Closing Consideration shall be paid in cash (the “Closing Cash Amount”).

(ii) Subject to Section 2.01(c)(iii), each of the Series A Unitholders, Blocker Parent, or their Affiliates, in each case, who meets the criteria contained in Section 4.09 shall receive (A) the principal amount of Exchangeable Notes, rounded to the nearest $1,000, equal to the product of (x) $350,000,000 and (y) the ratio represented by the number of Series A Units held by such holder (or, in the case of Blocker Parent, the number of Series A Units held by the Blockers) bears to the aggregate number of Series A Units, and (B) the cash in an amount equal to the remaining amount of the Closing Cash to which such holder or Blocker Parent, as applicable, is entitled in accordance with the Allocation Schedule.

(iii) Notwithstanding clauses (i) and (ii) above, if a Series A Unitholder is not able to make the representations and warranties contained in Section 4.09 (an “Non-Qualified Holder”), such Series A Unitholder shall receive the Holdco Closing Consideration allocable to it as set forth in the Allocation Schedule in cash, and in such case the aggregate amount of Exchangeable Notes to be issued to the Series A Unitholders and Blocker Parent (other than such Non-Qualified Holder) at Closing, pursuant to Section 2.01(c)(ii), shall be thereby reduced.

(d) Holdco Buyer shall be able to pay the entire amount of the Holdco Closing Consideration in cash (the “Cash Alternative”) if, at least ten (10) Business Days prior to Closing, Buyers provide written notice of such intention to the Sellers’ Representative and the Series A Unitholders, in their sole and absolute discretion, agree to accept the Cash Alternative and inform Holdco Buyer in writing of such election

2.02 Closing. The Closing will take place on the Closing Date at the offices of Orrick, Herrington & Sutcliffe LLP, at 1152 15th Street, N.W., Washington, D.C. 20005, or at such other place as the Parties shall mutually agree in writing, at 9:00 a.m. Eastern time, on the Closing Date. At the Closing, the Parties will cause the transactions described in Section 2.01 to occur and will, as applicable, deliver the other documents and instruments to be delivered under Article VII and Article VIII.

2.03 Total Purchase Price.

(a) The aggregate purchase price for the Specified Platform Equity Interests, the Company Seller Interests and the Blocker Units shall be the net sum of the following:

(i) $675,000,000 (which includes the amount paid as Specified Development Consideration) (the “Holdco Base Purchase Price”) plus

(ii) Operating Entity Closing Consideration, plus

(iii) the Route 66 and Palouse Proceeds, minus

(iv) the Transaction Expenses (the Holdco Base Purchase Price, as adjusted for the foregoing clauses (ii) and (iii) and this clause (iv) collectively, the “Holdco Closing Consideration”), plus

(v) if applicable, the Earnout Project Payments made pursuant to Section 2.04 (collectively, (i) through (iv) the “Holdco Total Purchase Price”).

(b) The aggregate purchase price for the Operating Equity Interests shall be the net sum of the following:

(i) $188,375,000 (the “Operating Entity Base Purchase Price”), minus

(ii) the excess, if any, of the Interim Loss Amount over $1 million, minus

(iii) the Escrow Funds (the Operating Base Purchase Price, as adjusted for the foregoing clauses (ii) and (iii), collectively, the “Operating Entity Closing Consideration”), plus

(iv) the Escrow Return Amount, if any, (collectively (i) through (iii) and this clause (iv), the “Operating Entity Total Purchase Price”).

At the Closing, Operating Buyer shall pay to Operating Seller in cash an amount equal to the Operating Entity Closing Consideration.

(c) Following the Closing, upon receipt by the Company of any MIPSA Ongoing Payments, Buyers shall cause the Company to promptly pay such MIPSA Ongoing Payments to the Paying Agent for distribution to the Sellers in accordance with the Allocation Schedule.

2.04 Earnout Project Payments.

(a) In accordance with the terms of this Section 2.04, with respect to each Earnout Project that achieves Earnout Project Completion on or before the Earnout Project Completion Outside Date, Holdco Buyer shall pay in accordance with Section 2.04(b) an amount in cash equal to the As-Built MW of such Earnout Project multiplied by the Per MW Earnout Payment (each, an “Earnout Project Payment”). Notwithstanding anything contained in this Agreement to the contrary, (i) if Earnout Project Completion for any Earnout Project has not occurred on or prior to the applicable Earnout Project Completion Outside Date, then Holdco Buyer shall have no further obligations under this Section 2.04 with respect to such Earnout Project, including any obligation to pay an Earnout Project Payment with respect to such Earnout Project and (ii) in no event shall the aggregate Earnout Project Payments exceed $510,000,000.

(b) Except as provided in Section 2.04(j), Holdco Buyer shall pay or cause to be paid each Earnout Project Payment to the Paying Agent on behalf of the Sellers within 30 days of the date on which such Earnout Project Payment achieves Earnout Project Completion in accordance with this Section 2.04; provided that with respect to each Four Brothers Project, Holdco Buyer shall pay or cause to be paid the Earnout Project Payment to the Paying Agent on behalf of the Sellers with respect to each such project on the later of (i) 30 days following Earnout Project Completion and (ii) December 15, 2015. The Paying Agent shall pay or distribute, as applicable, each Earnout Project Payment to the Sellers promptly after it receives the same in accordance with the Allocation Schedule. Without limiting Holdco Buyer’s obligations to pay any given Earnout Payment, Holdco Buyer shall deposit in a segregated account the sale proceeds it receives from the sale of the applicable Earnout Project to Operating Buyer or any other third Person, and with respect to such account, repayment of debt associated with such Project shall be the only distributions which may be made in priority to the payment of the Earnout Project Payment.

(c) With respect to each Earnout Project, Holdco Buyer hereby covenants and agrees that, from and after the Closing Date, unless Holdco Buyer obtains the prior written consent of the Sellers’ Representative, (A) one of the PPA agreements or interconnection agreements set forth on Part 2 of Annex C, or after achievement of the applicable item set forth in Part 3, Part 3 of Annex C (which thereafter shall be deemed to be included on Part 2 of Annex C) with respect to such Earnout Project is terminated other than as a result of an action taken or omitted to be taken by Buyers after Closing, (B) one of the permits set forth on Part 2 of Annex C or after achievement of the applicable item set forth in Part 3, Part 3 of Annex C (which thereafter shall be deemed to be included on Part 2 of Annex C) with respect to such Earnout Project is terminated or amended other than as a result of an action taken or omitted to be taken by Buyers after Closing and such termination or amendment has a material adverse effect on the ability to reach Earnout Project Completion by the Earnout Project Completion Outside Date, (C) one of the PPA agreements set forth on Part 2 of Annex C, or after achievement of the applicable item set forth in Part 3, Part 3 of Annex C (which thereafter shall be deemed to be included on Part 2 of Annex C) with respect to such Earnout Project is amended and such amendment has a material adverse effect on the ability to reach Earnout Project Completion by the Earnout Project Completion Outside Date, (D) the Company (or its successor or assign) fails to fulfill one of the items set forth on Part 3 of Annex C after Holdco Buyer has fully funded the financial commitment set forth on Part 3 of Annex C for such Earnout Project; provided that Holdco Buyer’s obligation to fund such Earnout Project shall cease upon the occurrence of an event that makes the fulfillment of one of the items set forth on Part 3 of Annex C unachievable with respect to such Project by the Earnout Project Completion Outside Date applicable thereto, (E) by the day of FNTP an Earnout Project does not have Site Control, (F) such Earnout Project becomes unviable for the Renewable Electricity Production Tax Credit or Federal Investment Energy Tax Credit solely due to an action taken or inaction on the part of or one or more of the Company Entities or the Sellers, in each case prior to Closing, (G) such Earnout Project becomes unviable due to unforeseen subsurface conditions, or (H) any of the Company Approval listed as item 3 on part 2 of Schedule 3.18 are not obtained (each, a “Disqualifying Event”):

(i) Holdco Buyer shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to achieve Earnout Project Completion with respect to such Earnout Project on or prior to the Earnout Project Completion Outside Date, including providing funding for all necessary capital expenditures in a timely manner and continuing the employment of all applicable Key Employees (as set forth on Part C of Annex C) to facilitate the construction and development of such Earnout Project; provided that with respect to the continued employment of all Key Employees, Holdco Buyer shall only be in breach of this 2.04(a)(i) if it or any of its Affiliates terminates any such Key Employee without Cause or such Key Employee terminates his or her employment for Good Reason; and

(ii) Holdco Buyer shall not, directly or indirectly, dispose of, transfer (either by merger, consolidation, disposition of stock or assets or otherwise) or cease to pursue the construction and development of such Earnout Project other than to a special purpose vehicle formed for the purpose of funding the construction of the Earnout Projects and in connection with which Holdco Buyer retains operational and management control of such Earnout Projects. For the avoidance of doubt, Holdco Buyer will remain liable for all payments and obligations under this Agreement, including this Section 2.04 regardless of such transfer.

(d) Upon the election by Holdco Buyer to cease its pursuit of the development of an Earnout Project after the occurrence of a Disqualifying Event, Holdco Buyer shall provide the Sellers’ Representative notice of such election within three Business Days and the Sellers’ Representative shall have until the earlier of (i) 30 days from the date on which the Sellers’ Representative received such notice (which period shall be extended by a further period of 60 days if the Sellers’ Representative is diligently pursuing a cure) and (ii) the applicable Earnout Project Completion Outside Date to cure such Disqualifying

Event provided until the earlier of the end of the cure period or such Disqualifying Event is cured, Holdco Buyer may discontinue funding such Project. Holdco Buyer will reasonably cooperate with the Sellers’ Representative at the Sellers’ Representatives sole cost, regarding any cure that the Sellers’ Representative reasonably proposes.

(e) Holdco Buyer shall deliver or otherwise make available in a dataroom to the Sellers’ Representative development status reports with respect to each Earnout Project on a reasonable, periodic basis, but no less frequently than monthly and shall afford the Sellers’ Representative and its Representatives, during normal business hours, reasonable access to the books, records and other data relating to the development status of the Earnout Projects.

(f) In the event the Sellers’ Representative becomes aware or believes that Holdco Buyer has breached a covenant set forth in Section 2.04(c), the Sellers’ Representative shall deliver to Holdco Buyer written notice containing details of such alleged breach no later than ten (10) days after the Sellers’ Representative becomes aware of such alleged breach. Holdco Buyer shall have the right to cure such breach, in the case of a payment default, within 15 days and in the case of any other default, within 30 days (which period shall be extended by a further period of 60 days if Holdco Buyer is diligently pursuing a cure) after the receipt of notice from the Sellers’ Representative. In the event that Holdco Buyer cures such breach, Holdco Buyer shall have no obligation to make any Accelerated Earnout Payment to the Sellers in respect of such breach; provided that the Earnout Project Completion Outside Date with respect to the Earnout Project to which such breach relates shall be extended for a number of days equal to the duration of such breach. In the event that Holdco Buyer does not cure such breach, Holdco Buyer shall immediately deliver or cause to be delivered to the Paying Agent on behalf of the Sellers the applicable Accelerated Earnout Payment that relates to the applicable Project.

(g) In the event that an Acceleration Event shall occur, Buyers shall immediately deliver or cause to be delivered the aggregate Accelerated Earnout Payment to the Paying Agent on behalf of the Sellers for each Earnout Project for which no Earnout Project Payment has been made.

(h) In the event of any dispute arising under this Section 2.04 with respect to whether Earnout Project Completion has been attained, the occurrence of a Disqualifying Event or as to the As-Built MW in respect of any Earnout Project, senior management of Holdco Buyer and the Sellers’ Representative shall, in good faith, attempt to resolve such dispute.

(i) Notwithstanding anything to the contrary in this Section 2.04, Holdco Buyer shall not be in breach of the covenants provided in Section 2.04(c) with respect to a particular Earnout Project if Holdco Buyer both (i) delivers to the Sellers a notice of its election not to proceed with such Earnout Project and (ii) pays to the Paying Agent on behalf of the Sellers the Accelerated Earnout Payment with respect to such Earnout Project within five Business Days of the delivery of such notice.

(j) Each Buyer hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to it, whether under this Agreement or otherwise, against Holdco Buyer’s obligation to pay the Earnout Project Payments, except to the extent (i) of any Losses that are the subject of claims properly and timely made pursuant to Section 11.02(a) and (ii) there is an agreement among the Parties on the amount of such Losses or, in the event of a dispute, such Losses have been determined by a court of competent jurisdiction in a final order. If on the date that is fifteen months after the Closing Date, either Buyer has any Losses that are the subject of claims properly made pursuant to Section 11.02(a), Holdco Buyer shall have the right to holdback the amount of such Losses from any Earnout Project Payment(s) that are or thereafter become due until resolution of such claims in accordance with Article XI.

2.05 Escrow; Paying Agent.

(a) At the Closing, Operating Buyer shall deposit an amount in cash equal to $20 million of the Operating Entity Base Purchase Price (the “Escrow Funds”) to a separate account designated by the Escrow Agent (the “Escrow Account”) to be governed in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Funds shall be used solely to satisfy any amounts owed to Operating Buyer under Section 2.06.

(b)(i) On or prior to March 11, 2016 and March 11, 2017 (the “Final Release Date”), Operating Buyer shall cause an amount, if positive, equal to (A) $10 million minus (B) the CAFD Shortfall Amount to be immediately released from the Escrow Account by the Escrow Agent to the Paying Agent on behalf of the Sellers and (ii) on the Final Release Date, Operating Buyer shall cause the balance of the Escrow Account (after the reimbursement of any amounts owed to Operating Buyer pursuant to Section 2.06 and any disbursement pursuant to the foregoing clause (i)) to be immediately released by the Escrow Agent to the Paying Agent on behalf of the Sellers. The Paying Agent shall pay to the Sellers the amounts released from the Escrow Fund pursuant to this Section 2.05(b) promptly after it receives the same in accordance with the Allocation Schedule.

(c) Upon the final release of all of amounts in the Escrow Account, the Escrow Agreement shall terminate. Any fees owed to the Escrow Agent and indemnification obligations under the Escrow Agreement shall be borne equally by Operating Buyer and Sellers.

(d) The Escrow Funds shall be held as a trust fund and shall not be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. For the avoidance of doubt, the Escrow Funds shall not be the property of any Party until they are released.

(e) Buyers shall be responsible for and shall pay and discharge all taxes, assessments and governmental charges imposed on or with respect to the Escrow Funds.

(f) Prior to the Closing, the Company shall appoint an agent (the “Paying Agent”) for the purpose of distributing the Holdco Closing Consideration, the Earnout Project Payments and any Escrow Return Amounts to the Sellers. Any amounts owed to the Paying Agent shall be paid by the Sellers.

2.06 CAFD Shortfall.

(a) Subject to the limitations set forth in this Section 2.06, subsequent to the Closing Date, the Sellers shall reimburse Operating Buyer for any CAFD Shortfall Amounts, but only to the extent of any funds remaining in the Escrow Account. Prior to any reimbursement, Operating Buyer shall deliver to the Sellers’ Representative a notice setting forth Operating Buyer’s good faith calculation of Adjusted Unlevered CAFD. Such notice shall be accompanied by copies of the applicable spreadsheet substantially in the form set forth on Schedule 1.01(c) with respect to the calculation of such Adjusted Unlevered CAFD. Within five days of receipt of such notice, the Sellers’ Representative shall notify Operating Buyer whether it disputes such calculation of Adjusted Unlevered CAFD. The Operating Buyer shall provide to the Sellers’ Representative all supporting documentation reasonably requested by the Sellers’ Representative with respect to the calculation of the CAFD Shortfall Amount. If the Sellers’ Representative does not respond within such five day period, it shall be deemed to agree with Operating Buyer’s calculation of Adjusted Unlevered CAFD. In the event of any dispute arising under this Section 2.06 with respect to the CAFD Shortfall Amount in any Fiscal Year, senior management of Operating Buyer and the Sellers’ Representative shall, in good faith, attempt to resolve such dispute. If the parties are unable to so resolve such dispute within five Business Days, such dispute will be submitted to Deloitte LLP or such other national independent accounting firm mutually acceptable to Operating Buyer and the Sellers’ Representative (the “Neutral Accounting Arbitrator”). Operating Buyer and the Sellers’ Representative shall use their respective reasonable best efforts to cause the Neutral Accounting Arbitrator to resolve such dispute as soon as practicable, but in any event shall direct the Neutral Accounting Arbitrator to render a determination within 20 days after its retention. The determination of the Neutral Accounting Arbitrator shall be conclusive and binding upon the parties. The fees, costs and expenses of the Neutral Accounting Arbitrator in resolving such dispute shall be borne by the party which, in the conclusive judgment of the Neutral Accounting Arbitrator, is not the prevailing party. If the Neutral Accounting Arbitrator does not make its determination by the end of such 20 day period (other than by reason of Operating Buyer’s breach of its obligations under this Section 2.06(a)), Operating Buyer shall have the right to withdraw available funds from the Escrow Account for the applicable CAFD Shortfall Amount. If, after the determination by the Neutral Accounting Arbitrator, Operating Buyer is not the prevailing party in whole or in part, within two Business Days of such determination Operating Buyer shall pay to the Paying Agent on behalf of the Sellers the portion of the CAFD Shortfall Amount that the Neutral Accounting Arbitrator determines Operating Buyer was not entitled to withdraw from the Escrow Funds. The remedy provided in this Section 2.06(a) shall be the sole and exclusive remedy for the Sellers to challenge the Operating Buyer’s calculation of the CAFD Shortfall Amount with respect to any Fiscal Year.

(b) At all times prior to the Final Release Date, Operating Buyer (i) shall operate the Operating Projects in the ordinary course of business reasonably consistent with the Company’s past practice, (ii) shall not, and shall not permit any of its Affiliates to, take any action in bad faith designed to increase the CAFD Shortfall Amount, (iii) shall not, directly or indirectly, dispose of, transfer (either by merger, consolidation, disposition of stock or assets or otherwise) the Operating Projects or cease to operate the Operating Projects other than in the ordinary course of business (including due to mandatory curtailment, normal maintenance) or a catastrophic loss outside of Operating Buyer’s control and (iv) shall keep adequate records and books of account to the extent necessary to enable the Neutral Accounting Arbitrator to fully review any CAFD Shortfall Amount. Operating Buyer hereby acknowledges and agrees that if a breach of any of the foregoing covenants occurs and is continuing, it shall not be entitled to any reimbursement under this Section 2.06 with respect to any CAFD Shortfall Amount.

(c) With respect to the reimbursement obligation by the Sellers for all matters pursuant to Section 2.06(a), Operating Buyer hereby agrees that the sole recourse of Operating Buyer in respect of all such matters shall be the right to seek reimbursement from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, Operating Buyer shall have no right to seek payment from any other source in respect of any such matters, including directly from the Sellers. In no event shall the Sellers in the aggregate be liable for any CAFD Shortfall Amount pursuant to Section 2.06(a) in excess of $10 million with respect to losses suffered in any Fiscal Year.

(d) If, at any time prior to the Final Release Date, (i) more than 6 of the employees of the Company set forth on
Schedule 2.06(d) (x) are terminated by Holdco Buyer or any of its Affiliates without Cause or (y) terminate their employment with Holdco Buyer or any of its Affiliates for Good Reason or (ii) one of the events in clause (c) or (d) of the definition of “Acceleration Event” occurs (each, a “CAFD Employee Acceleration Event”), all amounts remaining in the Escrow Account shall be immediately released by the Escrow Agent to the Paying Agent on behalf of the Sellers. The Paying Agent shall pay to the Sellers the amounts released from the Escrow Fund or paid by Operating Buyer pursuant to this Section 2.06(d) promptly after it receives the same in accordance with the Allocation Schedule.

2.07 Allocation of Consideration for Tax Purposes. (a) The Holdco Closing Consideration, plus any assumed liabilities (and any other pertinent items), to the extent properly taken into account under the Code, shall be allocated among the assets of the Holdco Entities (for this purpose looking through entities that are disregarded entities for U.S. federal income tax purposes) in accordance with the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state or local law, as appropriate) (the “Holdco Allocation”). The Holdco Allocation shall be delivered by Holdco Buyer to the Sellers’ Representative within ninety (90) days after the Closing Date for the Sellers’ Representative’s review and consent. Holdco Buyer and the Sellers’ Representative shall work in good faith to resolve any disputes relating to the Holdco Allocation. If Holdco Buyer and the Sellers’ Representative are unable to resolve any such dispute within thirty (30) days following the delivery of the Holdco Allocation by Holdco Buyer to the Sellers’ Representative, such dispute shall be resolved by the Neutral Accounting Arbitrator in a manner consistent with the procedures set forth in Section 2.06(a).

(b) The Operating Entity Closing Consideration, plus any assumed liabilities (and any other pertinent items), to the extent properly taken into account under the Code, shall be allocated among the assets of Operating Entities (for this purpose looking through entities that are disregarded entities for U.S. federal income tax purposes) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state or local law, as appropriate) (the “Operating Entity Allocation” and, together with the Holdco Allocation, the “Allocation”). The Operating Entity Allocation shall be delivered by Operating Buyer to the Sellers’ Representative within ninety (90) days after the Closing Date for the Sellers’ Representative’s review and consent. Operating Buyer and the Sellers’ Representative shall work in good faith to resolve any disputes relating to the Operating Entity Allocation. If Operating Buyer and the Sellers’ Representative are unable to resolve any such dispute within thirty (30) days following the delivery of the Operating Entity Allocation by Operating Buyer to the Sellers’ Representative, such dispute shall be resolved by the Neutral Accounting Arbitrator in a manner consistent with the procedures set forth in Section 2.06(a).

(c) The Parties shall file all Tax Returns (including IRS Form 8594) consistent with the applicable Allocation. None of the Parties shall take any Tax position inconsistent with the applicable Allocation; provided, however, that nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the applicable Allocation, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation.

2.08 Specified Platform Equity Interests. On or prior to December 20, 2014, Holdco Buyer shall deliver to Blocker Parent and the Company a proposed list of Platform Equity Interests (“Nominated Entities”) with an aggregate amount of items of income and gain that would be allocable to the Blockers for U.S. federal income tax purposes with respect to the sale of the such Nominated Entities if such Nominated Entities were sold as Specified Platform Equity Interests pursuant to Section 2.03(a) equal to at least twice the higher of (i) $28.5 million and (ii) amount of the Blockers’ aggregate net operating losses at such time, as determined in good faith by Blocker Parent (the higher of the amounts in (i) and (ii) the “Target Amount”) and following delivery of such list, but no later than January 26, 2015, Blocker Parent in consultation with the Company shall elect and notify Holdco Buyer which of the Nominated Entities shall be sold pursuant to Section 2.03(a) provided that the aggregate amount of items of income and gain that would be allocable to the Blockers for U.S. federal income tax purposes with respect to such sale shall be equal to (a) not less than 90% of the Target Amount, and (b) not greater than 100% of the Target Amount. In the event that no combination of Nominated Entities can be chosen to satisfy both clauses (a) and (b) of the preceding sentence, then, (x) if the 90% requirement in clause (a) of the preceding sentence is not satisfied, Holdco Buyer may, in its sole discretion, waive such requirement and (y) if the 100% requirement of clause (b) of the preceding sentence is not satisfied the parties will work in good faith (including providing reasonably requested documentation to Holdco Buyer) to find a combination of Specified Platform Equity Interests that satisfies such requirement and on failure to mutually agree on such combination, Holdco Buyer may, in its sole discretion, either (i) purchase less than 100% of the membership interests of one or more Platform Entities in order to satisfy the requirements of clause (a) and clause (b) of the preceding sentence or (ii) waive any right to indemnification, including under this Agreement, for any Tax of a Blocker that is in excess of the Tax that would have been imposed on the Blocker if the aggregate amount of items of income and gain arising from the sale was equal to 100% of the Target Amount; provided that if, taking into account the foregoing, the requirements of both clauses (a) and (b) of the preceding sentence cannot be satisfied, there shall be no sale of Specified Platform Equity Interests. In the event that either Blocker Parent or Holdco Buyer disagrees with the value of the aggregate amount of items of income and gain that would be allocable to the relevant Specified Platform Equity Interests, Blocker Parent and Holdco Buyer shall, in good faith, attempt to resolve such dispute. If the parties are unable to resolve such dispute within 5 Business Days such parties shall submit such dispute to the Neutral Accounting Arbitrator and use their respective reasonable best efforts to cause the independent accounting firm to make a final binding determination of such aggregate amounts within 20 days after its retention, which determination shall be binding and conclusive on such parties. The fees, costs and expenses of the Neutral Accounting Arbitrator in resolving such dispute shall be borne by the party which, in the conclusive judgment of the Neutral Accounting Arbitrator, is not the prevailing party. If the Closing is expected to occur before selection of the Nominated Entities that will be sold pursuant to Section 2.03 in accordance with this Section 2.08, Blocker Parent and Holdco Buyer shall cooperate in good faith to select such Nominated Entities before the Closing.

2.09 Buyers Obligations. All obligations of each Buyer under this Agreement, including any payment obligations, shall be several, and not joint.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE

COMPANY ENTITIES

Except as set forth on the Disclosure Schedules, the Company hereby represents and warrants to Buyers as follows as of the date hereof and the Closing Date (except for representations and warranties which are as of a specific date, which shall be made as of such date):

3.01 Organization; Qualification.

(a) The Company is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite organizational power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. The Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its respective properties make such qualification or licensing necessary, except as would not, individually or in the aggregate, be material to the Company Entities taken as a whole.

(b) Each Subsidiary of the Company is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite organizational power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. Each Subsidiary of the Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its respective properties make such qualification or licensing necessary, except as would not have, individually or in the aggregate, a Material Adverse Effect.

(c) No Company Entity is in material violation of any of the provisions of its Organizational Documents.

3.02 Subsidiaries, Investments and Joint Ventures.

(a) Each reference to Schedule 3.02 in this Section 3.02 shall include any update to such Schedule made by the Company to reflect changes to Annex A or Annex B permitted hereby. Schedule 3.02 sets forth the name, jurisdiction of incorporation or organization and capitalization of the Company. All outstanding Equity Securities in the Company are validly issued, fully paid and nonassessable, and, except as set forth in Schedule 3.02, are owned by a Seller or a Blocker free and clear of any Liens. Except as set forth in Schedule 3.02, there are not (i) any Equity Securities in the Company issued or outstanding, (ii) any securities convertible into or exchangeable or exercisable for Equity Securities of the Company, or (iii) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating the Company to issue, transfer or sell any of its Equity Securities (the items in clauses (i), (ii), and (iii), collectively, “Company Securities”).

(b) Except as provided herein or as set forth in Schedule 3.02, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, except as may be set forth in the Organizational Documents of the Company.

(c) Schedule 3.02 sets forth the name, jurisdiction of incorporation or organization and the percentage ownership of each Subsidiary of the Company. All outstanding Equity Securities in the Subsidiaries of the Company are validly issued, fully paid and nonassessable, and, except as set forth in Schedule 3.02, are owned by a another Company Entity free and clear of any Liens other than Permitted Encumbrances. Except as set forth in Schedule 3.02, there are not (i) any Equity Securities in any Subsidiary of the Company issued or outstanding, (ii) any securities convertible into or exchangeable or exercisable for Equity Securities of any Subsidiary of the Company, or (iii) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating any Subsidiary of the Company to issue, transfer or sell any of its Equity Securities (the items in clauses (i), (ii), and (iii), collectively, “Company Subsidiary Securities”). Except as provided herein or as set forth in Schedule 3.02, there are no outstanding obligations of any Company Entity to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, except as may be set forth in the Organizational Documents of such Company Entity.

(d) Except as set forth on Schedule 3.02, no Company Entity directly or indirectly owns any Equity Securities in, or any interest convertible or exchangeable or exercisable for, any Equity Securities in, any Person (except for other Company Entities) with a book greater than $100,000.

(e) Schedule 3.02 sets forth a list of all Subsidiaries of the Company that are not directly or indirectly wholly owned by the Company.

3.03 Financial Statements.

(a) The Company has Made Available to Buyers true and complete copies of (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 (the “Balance Sheet”) and the related audited consolidated statements of operations, members’ equity and cash flows for the twelve (12) month period then ended and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2014 and the related unaudited consolidated statements of operations, capital and cash flows for the nine (9) months then ended (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and fairly present in all material respects, the financial condition, cash flows and results of operations of the Company Entities as of the respective dates thereof and for the respective periods covered thereby; provided, however, that the unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(b) Since January 1, 2013:

(i) the Company Entities have established and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP; and

(ii) except as set forth on Schedule 3.03, the Company has not discovered (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

3.04 Liabilities. Except for (a) the Transaction Expenses, (b) Liabilities disclosed on the Financial Statements, (c) Liabilities incurred since September 30, 2014 in the ordinary course of business, (d) Liabilities disclosed in Schedule 3.05, and (e) Liabilities incurred pursuant to any Contract (other than Liabilities that result from, arise out of or were caused by any breach of contract), no Company Entity has any Liabilities which would be required under GAAP to be reflected, expressly disclosed or expressly reserved against a consolidated balance sheet of the Company Entities or disclosed in the notes thereto.

3.05 Absence of Certain Changes. Since December 31, 2013 and until the date of this Agreement, (a) there has not occurred any development, event or series of such occurrences that has had or would reasonably be expected to result in a Material Adverse Effect, (b) except as disclosed in Schedule 3.05, each Company Entity has conducted its business in the ordinary course of business and (c) except as disclosed in Schedule 3.05, the Company has not paid or declared any distribution to the Company Members.

3.06 Legal Proceedings. Except as set forth in Schedule 3.06, there are no Actions pending or, to the Knowledge of the Company, threatened against any Company Entity or any of their respective properties, which are reasonably likely to be material to the Company Entities, taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Except as set forth in Schedule 3.06, there are no material outstanding orders arising from litigation or arbitration proceedings or other material Orders (other than Orders and requirements of Governmental Authorities in the ordinary course of business in association with ordinary permitting, interconnection requests, and similar requirements for project development) that adversely and materially affect any Company Entity, any of their respective properties or the business of the Company Entities.

3.07 Compliance with Applicable Laws. The Company Entities are in compliance in all material respects with all Applicable Laws. To the Knowledge of the Company, none of the directors, officers, agents, managers or employees of any Company Entity has made for the benefit of any Company Entity any unlawful payment to foreign or domestic government officials or employees, or made any bribes or kickback payments.

3.08 Company Contracts.

(a) Other than Contracts that are reasonably expected to expire prior to the Closing or Contracts related to the Northeast Wind Partners II, LLC as set forth on Schedule 3.08(a)(i), Schedule 3.08(a)(ii) sets forth as of the date hereof a true and complete list of (i) other than Real Property Agreements, any interconnection or transmission agreements with a utility or any shared facilities agreements for any Project, (ii) all Contracts subjecting any Company Entity to any obligation or requirement to acquire any Equity Securities or make a capital investment, in each case in excess of $500,000, in any Person with respect to a Project; (iii) all material Contracts pursuant to which the Company has granted (A) most favored nation provisions, (B) exclusive right to purchase services or products from third parties or (C) or rights of first refusal or negotiation; (iv) any material partnership or material joint venture or joint development Contract entered into in connection with any Project other than Organizational Documents of Company Entities; (v) all Contracts containing covenants expressly limiting the freedom of a Company Entity to engage in any line of business or compete with any Person; (vi) all Contracts for the purchase, exchange or sale of electric energy, capacity, ancillary services or related attributes pursuant to which a Company Entity paid or received, as applicable, more than $5 million in the previous 12 months; (vii) all Contracts evidencing Debt Obligations, tax equity financings or the lending of money by a Company Entity with an aggregate outstanding principal amount exceeding $500,000;

(viii) all operations and maintenance agreements to which any Company Entity is a party pursuant to which such Company Entity paid more than $750,000 in the previous twelve (12) months; and (ix) any Contract between any Seller or any of its Affiliates, on the one hand, and any Company Entity, on the other hand (collectively, the “Company Contracts”).

(b) Sellers have Made Available to Buyers true and complete copies of all Company Contracts in existence on the date hereof.

(c) Except as set forth on Schedule 3.08, each of the Company Contracts constitutes a legal, valid and binding obligation of the Company Entity party thereto and, to the Knowledge of the Company, of the other parties thereto. No Company Entity or, to the Knowledge of the Company, is any other party to any Company Contract in material breach or default of such Company Contract and, to the Knowledge of the Company, no circumstance or event has occurred which, with notice or passage of time, or both, would constitute a material breach or default, or would allow termination, modification, or acceleration, under any Company Contract. As of the Closing Date, no Company Entity is in breach of any Contract entered into after the date hereof that on the date of its execution would have constituted a Company Contract had it been entered into prior to the date hereof.

3.09 Taxes and Cash Grants.

(a)

(i) All income Tax Returns, all material non-income Tax Returns and all Cash Grant Reports required to be filed by Applicable Law by or with respect to the Company Entities have been timely filed (taking into account any extension of time within which to file) and such Tax Returns and Cash Grant Reports are complete and accurate in all material respects. None of the Company Entities are the beneficiary of any extension of time within which to file any Tax Return or Cash Grant Report.

(ii) All material Taxes for which a Company Entity is liable, whether or not reflected on any Tax Return, have been timely paid (other than current Taxes not yet due and payable). The Company Entities have withheld and timely paid over to the appropriate Tax Authority all material Taxes which they are required to withhold from amounts paid or owing or accruing to any owner of an equity interest in each Company Entity (including with respect to the issuance or vesting of Interests), employee, independent contractor, creditor or other third party, and are not liable for any material Taxes for failure to withhold or pay such amounts.

(iii) There are no Liens (except for Permitted Liens) for Taxes (other than for current Taxes not yet due and payable) on any Company Entity’s assets or properties.

(iv) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Company Entity that are still pending.

(v) There are no outstanding agreements, waivers, or arrangements or requests for such agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or period of collection or assessment of, Taxes of or with respect to any Company Entity.

(vi) No written notice has been received by any Company Entity that (i) any Tax Return of such Company Entity is under current examination by the IRS or by any state, local or foreign Tax Authority or that any such examination is threatened or contemplated or (ii) any Cash Grant award is under current examination by the United States Treasury Department or that any such examination is threatened or contemplated.

(vii) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of any Cash Grant received by any Company Entity and no request for any such waiver or extension is currently pending.

(viii) No Company Entity has entered into any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(ix) Schedule 3.09(a)(ix) sets forth the entity classification for U.S. federal income tax purposes for each Company Entity.

(x) Other than pursuant to the tax equity documents listed on Schedule 3.09(a)(x) (the “Tax Equity Documents”), no Company Entity is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or Cash Grant indemnity, Cash Grant sharing or Cash Grant allocation agreement with any party the principal purpose of which, in each case, is the allocation, apportionment, sharing or assignment of any Cash Grant or any Tax liability or benefit, nor does any Company Entity have any Liability or potential Liability to another party under any such agreement.

(xi) Each of the Company and Operating Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(xii) No Company Entity (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or otherwise under Applicable Law.

(xiii) No Company Entity is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state or local law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state or local law).

(xiv) No Company Entity has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(xv) No Company Entity or any Person acting on behalf of a Company Entity has applied to the IRS for a private letter ruling with respect to a Company Entity, including any application for a private letter ruling that has been withdrawn

(xvi) No Company Entity is or has been a “tax-exempt entity” within the meaning of Section 168(h)(2) of the Code (determined after application of Section 168(h)(2)(B) of the Code) or is a “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code, unless such entity has made the election provided in Section 168(h)(6)(F)(ii) of the Code.

(xvii) No asset of a Company Entity is treated wholly or partly as “tax exempt use property” within the meaning of Section 168(h) of the Code.

(xviii) With respect to each Earnout Project, other than the Project Company that is identified as the owner of such Earnout Project, no person has an ownership interest, or a right to acquire an ownership interest, in such Earnout Project.

(xix) No more than 20% of the “energy property” as defined in Section 48(a) of the Code acquired or installed at an Earnout Project constitutes previously used property for purposes of Section 48(a)(3)(B) of the Code.

(xx) With respect to each of the wind Earnout Projects, for purposes of and within the meaning of Section 45(b)(3) of the Code, there has never been (i) any grant provided by the United States, any state or any political subdivision of a state for use in connection with such wind Earnout Project, (ii) any issue of state or local government obligations used to provide financing for such wind Earnout Project (or any portion thereof) the interest on which is exempt from federal income tax under Section 103 of the Code, (iii) any subsidized energy financing provided (directly or indirectly) under a federal, state or local program provided in connection with such wind Earnout Project (or any portion thereof) or (iv) any federal credit (other than the credit described in Section 45(a) of the Code) allowable with respect to such wind Earnout Project, any property or equipment included therein, or any electricity produced thereby.

(xxi) With respect to each wind Earnout Project, no application has been submitted to the United States Treasury Department for a Cash Grant with respect to any property or equipment included in such wind Earnout Project.

(xxii) With respect to each Cash Grant Project, (i) the Cash Grant Application was (as of the date it was submitted) and, to the Company’s Knowledge, continues to be true and correct in all material respects, (ii) from and after the date the Cash Grant Application was submitted, the Company’s interest in such Cash Grant applicant has been held through Subsidiaries of the Company that are treated as corporations for U.S. federal income tax purposes, which Subsidiaries have, in turn, owned all of their interests in the Cash Grant applicant directly or indirectly through entities treated as partnerships or disregarded entities for U.S. federal income tax purposes, and each such Subsidiary, such disregarded entity, such partnership and such Cash Grant applicant is not and has never been a disqualified person (within the meaning of the Cash Grant Guidance) (iii) to the Knowledge of the Company, any direct or indirect owners of the Cash Grant applicant that do not own an ownership interest in the Cash Grant applicant through the Company are not and have never been disqualified persons (within the meaning of the Cash Grant Guidance), (iv) the property has not ceased to qualify as a specified energy property (within the meaning of the Cash Grant Guidance) so as to cause any part of the awarded Cash Grant to be disallowed, reduced (other than for reason of sequestration), recaptured or treated as resulting in income subject to tax as a result of an excessive Cash Grant award (v) the Cash Grant applicant, the Company Entities, and any other direct or indirect owners of the Cash Grant applicant that own an ownership interest in the Cash Grant applicant through the Company have not received notice from the United States Treasury Department or the IRS that would suggest that any part of the awarded Cash Grant will be disallowed, reduced (other than for reason of sequestration), recaptured or treated as resulting in income subject to tax as a result of an excessive Cash Grant award, (vi) to the Knowledge of the Company, any direct or indirect owners of the Cash Grant applicant that do not own an ownership interest in the Cash Grant applicant through the Company have not received notice from the United States Treasury Department or the IRS that would suggest that any part of the awarded Cash Grant will be disallowed, reduced (other than for reason of sequestration), recaptured or treated as resulting in income subject to tax as a result of an excessive Cash Grant award, and (vii) no election to pass-through the Cash Grant to a lessee (as described in the section under the heading “VI. Leased Property” of the Cash Grant Guidance) has been made.

(xxiii) The information set forth in Schedule 2.5(t) to the Equity Capital Contribution Agreement for the South Plains I Project (a true and correct copy of which is attached hereto as Attachment 1 to Schedule 3.09(a)(xxiii)) and in Schedule 3.09(a)(xxiii) with respect to the South Plains I Project and South Plains II Project is true and correct in all material respects solely for purposes of allowing Holdco Buyer to confirm that physical work of a significant nature has begun with respect to such Projects (within the meaning of the IRS Notices). The information set forth in Exhibit G-5 to the Oakfield Financing Agreement (a true and correct copy of which is attached hereto as Attachment 2 to Schedule 3.09(a)(xxiii)) and in Schedule 3.09(a)(xxiii)), with respect to the Oakfield Project is true and correct in all material respects solely for purposes of allowing Holdco Buyer to confirm that physical work of a significant nature has begun with respect to such Project that the applicable Project Company has incurred more than 5% of the cost of such Project (within the meaning of the IRS Notices). The information set forth in Schedule 3.09(a)(xxiii)), with respect to the Bingham Project and the Hancock Project is true and correct in all material respects solely for purposes of allowing Holdco Buyer to confirm with respect to each such Project that the applicable Project Company has incurred more than 5% of the cost of such Project (within the meaning of the IRS Notices).

(xxiv) To the Knowledge of the Company, with respect to each of the wind Earnout Projects that is a physical works test Project, no specific event, fact or circumstance has occurred or arisen that the Company believes would be likely to result in the failure of such Project to satisfy the requirements of Section 4.06 of IRS Notice 2013-29, as modified by IRS Notice 2013-60, on or prior to December 31, 2015; provided that this representation shall expire with respect to such Project on the date a “Full Notice to Proceed” under the applicable EPC Agreement for such Project has been given.

(xxv) With respect to each Operating Entity, each of the representations and warranties that relate to Taxes and that were made by a Company Entity in connection with the tax equity financing for such Operating Entity were, as of the date that they were made, true and correct in all material respects. No Operating Entity has sold electricity generated by the applicable Project to a Related Party.

(xxvi) Each Operating Entity has made or will make (to be effective for the period including the Closing Date) a valid and effective election under Section 754 of the Code, and each Operating Entity has not commenced any action to revoke any election.

(xxvii) None of the real property as to which any Company Entity is obligated, contractually or by Applicable Law, to pay ad valorem taxes, (i) is subject to rollback Taxes or Tax penalties, or (ii) has been or is entitled to a preferential or special real estate Tax assessment or Tax treatment.

3.10 Employee Matters.

(a) Except as described in Schedule 3.10(a) and except as have had or could be reasonably expect to have or result in, individually or in the aggregate, a material Liability: (i) there is no labor strike, slowdown or work stoppage pending or, to the Knowledge of the Company, threatened against the Company; (ii) the Company Entities are in compliance in all material respects with all Applicable Laws respecting labor, employment and employment practices, including relating to equal employment opportunity, occupational health and safety, immigration, workers’ compensation, terms and conditions of employment, classification of employees and independent contractors, and wages and hours; (iii) no Action (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or threatened to involve, any Company Employee Benefit Plan before any Governmental Authority or the National Labor Relations Board; (iv) no Company Entity is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreements, neutrality agreements, card-check agreements or other labor union Contract; (v) no Company Entity has a legal obligation to bargain with any labor organization; (vi) to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize the Company Employees; and (vii) to the Knowledge of Company, no labor union has requested or sought to represent any Company Employees.

(b) Schedule 3.10(b) contains a true and complete list of each material Company Employee Benefit Plan. With respect to each such material Company Employee Benefit Plan, the Company has Made Available to Buyers a true and complete copy (or, to the extent no such copy exists, an accurate written description) thereof and, to the extent applicable, any related trust agreement or other funding instrument, any currently applicable summary plan description, any third-party agreements related thereto, the most recent IRS determination or opinion letter, and the most recently filed IRS Form 5500, with respect thereto.

(c) Each Company Employee Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws. No Company Entity is subject to any material tax, fine, lien, penalty or other liability imposed by Title IV of ERISA, Sections 412 or 430 of the Code or other Applicable Law or under the terms of a Company Employee Benefit Plans (other than routine benefit liabilities). Except as set forth on Schedule 3.10(c), no Company Entity sponsors, maintains, contributes to or has any current or reasonably anticipated material liability with respect to, or has in the past six calendar years sponsored, maintained or contributed to, any Company Employee Benefit Plan subject to Title IV of ERISA (including any Multiemployer Plan).

(d) No material Action (other than proceedings relating to routine claims for benefits) is pending against any Company Employee Benefit Plan.

(e) Except as described in Schedule 3.10(e) or as required by Applicable Law or the terms of any existing Company Employee Benefit Plan, no Company Entity has any announced plan or legally binding commitment to create any additional Company Employee Benefit Plan or materially amend or modify any existing Company Employee Benefit Plan.

(f) The Company has Made Available to Buyers a true, correct and complete list of each of the employees and individual service providers holding positions at a Company Entity whose annual base salary exceeds $100,000 showing each such person’s name, position, location of employment, status as exempt/non-exempt, salary and target bonuses for the current fiscal year. To the Knowledge of the Company, as of the date hereof no employee or individual service provider of any Company Entity has given written notice that any such employee or individual service provider shall terminate his or her employment or service with a Company Entity in connection with the consummation of the transactions contemplated by this Agreement. Except listed on Schedule 3.10(f), the service of each of the Covered Persons is “at will” and no Company Entity has any obligation to provide any particular form or period of notice prior to terminating the service of any of their respective Covered Persons.

(g) Each Company Employee Benefit Plan that is subject to Section 409A of the Code is listed on Schedule 3.10(g). Each such plan has been operated in compliance, and complies by its terms, with Section 409A of the Code. No event has occurred with respect to any Company Employee Benefit Plan that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. There is no contract, agreement, plan or arrangement to which a Company Entity is a party, including the provisions of this Agreement, covering any Covered Person, which individually or collectively could require a Company Entity to pay a tax gross up payment to, or otherwise indemnify, any Covered Person for tax-related payments under Section 409A of the Code.

3.11 Insurance. Schedule 3.11 contains a true and complete list of all material insurance policies, including environmental insurance policies, currently in effect as of the date hereof that insure the business, operations, employees or properties of the Company Entities, or relate to the ownership, use or operation of any of the properties of the Company Entities, and that have been issued to or for the benefit of the Company Entities. No premiums due under any such policies have not been paid and no Company Entity has received any written notice of cancellation or termination in respect of any such policy or is in material default under any such policy. There is no material claim by any Company Entity pending under any of such policies as to which coverage has been denied or disputed in writing by the underwriters of such policies or bonds.

3.12 Environmental Matters. Except as would not have a Material Adverse Effect, or except as set forth in Schedule 3.12: (a) the Company Entities are in compliance with Environmental Laws; (b) no Company Entity has received written notice from any Person, including any Governmental Authority or third party, identifying or alleging any Environmental Condition on or affecting any real property owned or leased by a Company Entity, violations of Environmental Law by any Company Entity or relating to the construction or ownership of any Project, or any Environmental Liability or potential Environmental Liability of any Company Entity; (c) no underground storage tanks, aboveground storage tanks, oil wells, pits, sumps or waste management containment impoundments are currently located or operated at any real property owned or leased by any Company Entity in a condition that would reasonably be expected to result in Environmental Liability to any Company Entity; and (d) the Company has Made Available copies of all written reports, assessments, data, evaluations, and other correspondence and documents in a Company Entity’s possession relating to Environmental Conditions at, on or from any real property owned or leased by any Company Entity and any Environmental Liability relating to any Company Entity. As of the date hereof, none of the Company Entities owns or leases any real property in New Jersey or Connecticut. Except for representations in Sections 3.03(a), 3.05, 3.11 and 3.17(a) through 3.17(d), and as set forth in this Section 3.12, no representations or warranties are being made by Sellers or any Company Entity with respect to matters arising under or relating to Environmental Laws, Environmental Conditions or Environmental Liability or other environmental matters.

3.13 Intellectual Property.

(a) Schedule 3.13(a) contains a list of all material registrations and applications for registration included in the Company Intellectual Property Rights together with the Clipper Licenses.

(b) To the Knowledge of the Company, the Company Entities do not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party, except for any such infringement, misappropriation or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(c) No Action or Order is outstanding that seeks to cancel or limit the ownership, use, validity or enforceability of any material Company Intellectual Property Rights, except for any order which would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company Entities have taken commercially reasonable steps to protect and maintain all of the material Company Intellectual Property Rights.

3.14 Property.

(a) The Company Entities have good title to, or in the case of leased property and assets have valid leasehold interests in, all of their material property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the date of the Balance Sheet, except for properties and assets sold since such date in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not materially interfere with the conduct of the business of the Company Entities taken as a whole. None of such property or assets is subject to any Lien except Permitted Liens. Other than Real Property Agreements that were recorded after October 31, 2014 each of the Real Property Agreements has been Made Available. Regardless of priority, each Real Property Agreement constitutes a legal, valid and binding obligation of the Company Entity party thereto and, to the Knowledge of the Company, of the other parties thereto. No Company Entity or, to the Knowledge of the Company, any other party to any Real Property Agreement, is in material breach or default of such Real Property Agreement and, to the Knowledge of the Company, no circumstance or event has occurred which, with notice or passage of time, or both, would constitute a material breach or default, or would allow termination or acceleration, under any Real Property Agreement.

(b) Except as set forth on Schedule 3.14(b), to the Knowledge of the Company, with respect to any Project, none of the following exist which would have a Material Adverse Effect: (i) any pending or threatened proceedings for rezoning of such property; or (ii) any mining, mineral or water extraction projects in progress or rights on or under any applicable Project site, or any portion thereof.

3.15 Condemnation. Except as set forth in Schedule 3.15, as of the date hereof no Company Entity has received written notice of any pending proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any material part of the Properties.

3.16 Brokers. Except for the fees due to Goldman, Sachs & Co. and Marathon Capital, LLC, no Company Entity has any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.17 Project Governmental Approvals and Regulatory Status.

(a) Except set forth on Schedule 3.17(a), each Operating Entity possesses in its name all material Governmental Approvals required for the operation, use, ownership and maintenance of its Project or Projects.

(b) Each material Governmental Approval held by an Operating Entity is valid, binding, and in full force and effect, and, since January 1, 2013, no Operating Entity has received any written notice or, to the Knowledge of the Company, oral notice that any such Governmental Approval has been terminated, revoked or materially modified in a manner adverse to such Operating Entity.

(c) Except set forth on Schedule 3.17(c), to the Knowledge of the Company, no event has occurred and is continuing that constitutes, or after notice or lapse of time or both would constitute, any material violation of any Governmental Approval held by a Company Entity or would reasonably be expected to result in a revocation or termination of, or any other material adverse change in, any such Governmental Approval.

(d) The Company has Made Available to Buyers a true and correct copy of each material Governmental Approval obtained by a Company Entity.

(e) Any Company Entity that is a “holding company” as defined in PUHCA is entitled to the exemptions and waivers set forth at 18 CFR § 366.3(a). Each Operating Project is either an EWG or a Qualifying Small Power Producer. Except as set forth on Schedule 3.17(e), each Operating Project that is a Public Utility has been granted MBR Authority by FERC, and, except as indicated on Schedule 3.17(c), each such Operating Project is in compliance with the FPA and FERC’s regulations thereunder.

(f) Except set forth on Schedule 3.17(f), other than prior approval by FERC pursuant to Section 203 of the FPA and prior approval by the New York State Public Services Commission pursuant to Section 70 of the New York Public Service Law (or a declaratory ruling declining to review the transactions contemplated by this Agreement further), no approval by FERC or any State Commission is required for the execution, delivery or performance of the transactions contemplated by this Agreement. Following completion of the transactions contemplated by this Agreement, any Operating Project that has MBR Authority must file a notification of change in status, pursuant to 18 CFR § 35.42, and any Operating Project that is a Qualifying Small Power Producer must file a Form 556, Certification of Qualifying Facility (QF) Status for a Small Power Production

Facility, that reflects the revised ownership of such Operating Project, unless the QF owned by the Qualifying Small Power Producer qualifies for the exemption set forth at 18 CFR § 292.203(d).

3.18 No Conflicts; Consents and Approvals. The execution and delivery by the Company and the Operating Seller of this Agreement do not, the performance by the Company and the Operating Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) if applicable, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of any Company Entity; or

(b) assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.17(f) and Schedule 3.18 (collectively, the “Company Approvals”) have been made, obtained or given or waived in writing, (i) be in violation in any material respect of or result in a material breach of or material default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Company Contract to which any Company Entity is a party, (ii) conflict with, violate or breach in any material respect any term or provision of any Applicable Law applicable to any Company Entity or (iii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, except for approvals required as a result of the business activities of Buyers and their Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth on the Disclosure Schedules, each Seller (except for Section 4.06, which representations and warranties are made solely by Blocker Parent, Section 4.08 which representations and warranties are made solely by Operating Seller and Section 4.09 which is only made by the Persons specifically described therein), and in respect solely of Sections 4.02, 4.07 and 4.08, Operating Seller (for which purpose the term “Seller” shall be read and construed as “Operating Seller”), hereby severally, but not jointly, represents and warrants to Buyers as follows as of the date hereof and the Closing Date (except for representations and warranties which are as of a specific date, which shall be made as of such date):

4.01 Organization. Such Seller, if an entity, is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of formation.

4.02 Authority; Enforceability. Such Seller has all requisite power and authority to execute and deliver this Agreement and, and when executed, the Ancillary Agreements to which such Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and, and when executed, the Ancillary Agreements to which such Seller is a party, and the performance by such Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate, limited liability or other applicable organizational action. This Agreement and, and when executed, each Ancillary Agreement to which such Seller is a party, has been duly and validly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.03 No Conflicts; Consents and Approvals. The execution and delivery by such Seller of this Agreement and, and when executed, the Ancillary Agreements to which such Seller is a party do not, and the performance by such Seller of its obligations under this Agreement and, and when executed, the Ancillary Agreements to which such Seller is a party will not:

(a) if applicable, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Seller;

(b) assuming all consents set forth on Schedule 4.03(b) have been obtained or waived in writing, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which such Seller is a party, except for (i) any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder or, when executed, any Ancillary Agreement to which such Seller is a party and (ii) approvals required as a result of the business activities of Buyers and their Affiliates; or

(c) assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 4.03(c) (collectively, the “Sellers’ Approvals”) have been made, obtained or given (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to such Seller, except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than (1) such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder and (2) such approvals required as a result of the business activities of Buyers and their Affiliates.

4.04 Ownership of Interests. Other than in the case of Interests held through D. E. Shaw MWP Acquisition Holdings, LLC, such Seller is the sole record and beneficial owner of the Interests set forth next to its name on Schedule 1.01(d) and such Interests are not subject to any Liens, except for any restriction on sales of securities under Applicable Law.

4.05 Brokers. Except for the fees due to Goldman, Sachs & Co. and Marathon Capital, LLC, such Seller does not have any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.06 Blockers. (a) Each Blocker is a limited liability company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material Governmental Approvals required to carry on its business as now conducted.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority in respect of any Blocker other than (i) such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on any Blocker’s ability to perform its obligations hereunder and (ii) such approvals required as a result of the business activities of Buyers and their Affiliates.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of any Blocker, (ii) assuming compliance with the matters referred to in Section 4.03(b), violate any Applicable Law or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of, any right or obligation of any Blocker, with such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to be material to Blockers.

(d) Each Blocker is the beneficial owner of the Interests indicated as held by it on Schedule 1.01(d), and D. E. Shaw MWP Acquisition Holdings, LLC is the record owner of the Interests indicated as held by it on Schedule 1.01(d), in each case, free and clear of any Lien, except for any restriction on sales of securities under Applicable Law. Blocker Parent is the sole record and beneficial owner of the Blocker Units set forth on Schedule 4.06(d) free and clear of any Lien, except in each case for any restriction on sales of securities under Applicable Law.

(e) Each Blocker is a holding company and was formed for the sole purpose of allowing Blocker Parent and its Affiliates to hold their Interests, directly or indirectly, in the Company. Since its formation, no Blocker has engaged in any business activities and has not directly owned any assets or properties other than its Interests in the Company and any cash distributions made in respect thereof.

(f) No Blocker has any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted, known, unknown or otherwise) other than current Taxes not yet due and payable.

(g) Except as set forth in Schedule 4.06(g):

(i) All income Tax Returns and all material non-income Tax Returns required to be filed by Applicable Law by or with respect to the Blockers have been timely filed (taking into account any extension of time within which to file) and such Tax Returns are complete and accurate in all material respects. None of the Blockers are the beneficiary of any extension of time within which to file any Tax Return.

(ii) All material Taxes for which a Blocker is liable, whether or not reflected on any Tax Return, have been timely paid (other than current Taxes not yet due and payable). The Blockers have withheld and timely paid over to the appropriate Tax Authority all material Taxes which they are required to withhold from amounts paid or owing or accruing to any owner of an equity interest in each Blocker (including with respect to the issuance or vesting of Interests), employee, independent contractor, creditor or other third party, and are not liable for any material Taxes for failure to withhold or pay such amounts.

(iii) There are no Liens (except for Permitted Liens) for Taxes (other than for current Taxes not yet due and payable) on any Blocker’s assets or properties.

(iv) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Blocker that are still pending.

(v) There are no outstanding agreements, waivers, or arrangements or requests for such agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or period of collection or assessment of, Taxes of or with respect to any Blocker.

(vi) No written notice has been received by any Blocker that (i) any Tax Return of such Company Entity is under current examination by the IRS or by any state, local or foreign Tax Authority or that any such examination is threatened or contemplated.

(vii) No Blocker has entered into any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(viii) No Blocker (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any other Person under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or otherwise under Applicable Law.

(ix) Blocker Parent and each Blocker is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

4.07 Legal Proceedings. There are no Actions pending or, to the knowledge of such Seller, threatened in writing against such Seller, nor are there any outstanding Orders that affect or bind such Seller or any of its properties, which in any manner seeks to restrain, enjoin, prohibit, making illegal or materially delay the transactions contemplated by this Agreement or the performance by such Seller of its respective obligations under this Agreement or, when executed, the Ancillary Agreements to which such Seller is a party.

4.08 Ownership of Interests. Operating Seller is the sole record and beneficial owner of all the issued and outstanding limited liability company interests of First Wind Operating Company, LLC and such limited liability company interests are not subject to any Liens, except for any restriction on sales of securities under Applicable Law.

4.09 Qualified Buyer of Exchangeable Notes. Each Sponsor and Series A Unitholder which receives all or a portion of its Holdco Closing Consideration in the form of Exchangeable Notes hereby represents that:

(a) it is a “qualified institutional buyer” as defined in Rule 144A of the Securities Act of 1933, as amended;

(b) it is a “qualified purchaser” as defined in Section 2(a)(51) under the U.S. Investment Company Act of 1940, as amended; and

(c) it will not engage in any hedging transactions on the Common Stock (including for the avoidance of doubt, through options, swaps and similar transactions for which the Common Stock is the reference security) from and including the date hereof through the date of the Exchangeable Note Indenture.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS AND GUARANTOR

Each Buyer and the Guarantor (with respect to the representations and warranties set forth in Sections 5.01 and 5.02 only) each hereby severally, but not jointly, represents and warrants to the Sellers as follows as of the date hereof and the Closing Date (except for representations and warranties which are as of a specific date, which shall be made as of such date), except for the representations and warranties set forth in Sections 5.09, 5.10(a), 5.11, 5.13, and 5.14, which shall be made by Holdco Buyer only:

5.01 Organization. Such person is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties.

5.02 Authority; Enforceability. Such person has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or will be, a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such person of this Agreement and the Ancillary Agreements to which it is, or will be, a party, and the performance by such person of its respective obligations hereunder and thereunder, have, or shall have prior to execution, been duly and validly authorized by all necessary action. This Agreement and each Ancillary Agreement to which such person is, or will be, a party has, or when executed shall have, been duly and validly executed and delivered by such person and constitutes, or will constitute when executed, the legal, valid and binding obligation of such person enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.03 No Conflicts; Consents and Approvals. The execution and delivery by such Buyer of this Agreement and, when executed, the Ancillary Agreements to which it is a party do not, and the performance by it of its respective obligations under this Agreement and, when executed, the Ancillary Agreements to which it is a party will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Buyer;

(b) be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which such Buyer is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Buyer’s ability to perform its respective obligations hereunder; or

(c) assuming any filings, approvals or consents which may be required pursuant to the HSR Act or as set forth on Schedule 5.03 (collectively, the “Buyers’ Approvals”) and other notifications provided in the ordinary course of business have been made, obtained or given (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to such Buyer, except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Buyer’s ability to perform its respective obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Buyer’s ability to perform its respective obligations hereunder.

5.04 Legal Proceedings. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing against such Buyer, nor are there any outstanding Orders that affect or bind such Buyer or any of its properties, which in any manner seeks to restrain, enjoin, prohibit, making illegal or materially delay the transactions contemplated by this Agreement or the performance by such Buyer of its respective obligations under this Agreement or, when executed, the Ancillary Agreements to which such Buyer is a party.

5.05 Investment Representations. Such Buyer is an investor experienced (or owned or managed by Persons experienced) in evaluating investments and, in particular (either on its own or with advisors), power generation facilities and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment represented by the Equity Interests and the Blocker Units. Such Buyer is purchasing the Equity Interests and the Blocker Units for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

5.06 Brokers. Except as set forth on Schedule 5.06, such Buyer has no Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.07 Availability of Funds.

(a) Such Buyer has and on the Closing Date will have sufficient funds or legally binding commitments for sufficient funds to pay the Holdco Total Purchase Price or Operating Entity Total Purchase Price, as applicable, payable in cash and the fees and expenses of such Buyer related to the transactions contemplated by this Agreement and to enable such Buyer to perform all of its obligations under this Agreement. Such Buyer acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.

(b) Holdco Buyer has received a duly executed commitment letter (as amended, supplemented or replaced in compliance with this Agreement, the “Holdco Debt Commitment Letter”) from Barclays Bank PLC, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. (collectively, the “Holdco Lenders”) and Operating Buyer (through its subsidiary TerraForm Power Operating, LLC) has received a duly executed commitment letter (as amended, supplemented or replaced in compliance with this Agreement, the “Operating Debt Commitment Letter” and, together with the Holdco Debt Commitment Letter, the “Debt Commitment Letters”), from Barclays Bank PLC, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc. and Bank of America, N.A. (collectively, the “Operating Lenders” and, together with the Holdco Lenders, the “Lenders”), pursuant to which the applicable Lenders have committed, on the terms and conditions set forth therein, to provide to the applicable Buyer the amount of debt financing set forth therein (the “Debt Financing”). A true, accurate and complete copy of each Debt Commitment Letter as in effect on the date of this Agreement has been previously provided to the Sellers.

(c) There are no side letters or other Contracts that limit or condition the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letters and any related fee letter and delivered to the Company prior to the date of this Agreement.

(d) As of the date of this Agreement, the Debt Commitment Letters have not been amended, modified, terminated or withdrawn, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. The Debt Commitment Letters are in full force and effect and are a valid and binding obligation of the applicable Buyer and, to the Knowledge of the applicable Buyer, each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting rights of creditors and to general principles of equity, including that equitable remedies are discretionary and may not be ordered. As of the date of this Agreement, no Lender has notified any Buyer or any of its representatives of its intention to terminate any of the Debt Financing commitments or to not provide the Debt Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Buyer under the Debt Commitment Letters or, to the Knowledge of the applicable Buyer, any other party thereto. Each Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letters to be paid on or before the date of this Agreement. The Debt Financing is subject to no conditions precedent other than those set forth in the Debt Commitment Letters. As of the date of this Agreement, to such Buyer’s Knowledge, no specific event, fact or circumstance has occurred or arisen that such Buyer believes would likely result in any of the conditions to the funding not being satisfied on the Closing Date.

5.08 No Other Representations. Such Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company Entities as contemplated hereunder. Such Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Such Buyer acknowledges and agrees that the Equity Interests, Blocker Units and the Company Entities are being transferred to it “as is” and such Buyer agrees to accept the Equity Interests, Blocker Units and the Company Entities in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company or the Sellers, except as expressly set forth in Article III and Article IV. Without limiting the generality of the foregoing, such Buyer acknowledges that neither the Company nor any Seller makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or Made Available to such Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities or the future business and operations of the Company Entities or (b) any other information or documents Made Available to such Buyer or its counsel, accountants or advisors with respect to the Company Entities or their respective businesses or operations, except as expressly set forth in Article III and Article IV.:

5.09 Capitalization. (a) The authorized capital stock of Guarantor as set forth on Form 10-Q filed by Guarantor with the SEC on November 6, 2014 was true and correct as of November 6, 2014 and there has been no material change as of the date of this Agreement to the authorized capital stock of Guarantor since November 6, 2014. All outstanding shares of capital stock of Operating Buyer have been duly authorized and validly issued, fully paid and nonassessable and are free of preemptive rights.

(b) Except as (i) provided in clause (a) above, (ii) set forth in Guarantor’s filings with SEC and (iii) in connection with securities issuances to employees and services providers in the ordinary course, there are not (1) any Equity Securities in

Guarantor issued or outstanding, (2) any securities convertible into or exchangeable or exercisable for Equity Securities of Guarantor, or (3) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating Guarantor to issue, transfer or sell any of its Equity Securities (the items in clauses (i), (ii), and (iii), collectively, “Guarantor Securities”). There are no outstanding obligations of Guarantor to repurchase, redeem or otherwise acquire any Guarantor Securities.

5.10 Authorization of the Exchangeable Notes and the Maximum Number of Underlying Shares.

(a) The Exchangeable Notes, at the Closing Date, will have been duly authorized and executed by the SPV Issuer and Holdco Buyer and, when authenticated, issued and delivered in the manner provided for in the Exchangeable Note Indenture and delivered against the deemed payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the SPV Issuer and Holdco Buyer, enforceable against each of the SPV Issuer and Holdco Buyer in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Exchangeable Note Indenture.

(b) The maximum number of shares of Common Stock initially deliverable upon exchange of the Exchangeable Notes (including the maximum number of shares of Common Stock that may initially be delivered upon exchange of the Exchangeable Notes in connection with a Make-Whole Fundamental Change (as such term is defined in the Exchangeable Note Indenture)) (the “Maximum Number of Underlying Shares”) will, upon issuance, have been duly authorized by all necessary corporate action of Guarantor, and such Maximum Number of Underlying Shares will, upon issuance following exchange of the Exchangeable Notes, be validly issued, fully paid and non-assessable; and will not be subject to the preemptive or other similar rights of any securityholder of Guarantor.

5.11 SEC Filings and the Sarbanes-Oxley Act. (a) Each of Holdco Buyer and Guarantor has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by such Buyer since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each SEC Document complied, and each SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date, each SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that any subsequently filed SEC Document shall be deemed to correct and supersede any previously filed SEC Document).

(d) Each SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Each of the principal executive officer and principal financial officer of ach of Holdco Buyer and Guarantor (or each former principal executive officer and principal financial officer of Operating Buyer, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct.

(f) Since January 1, 2014, Holdco Buyer, Guarantor and their respective Subsidiaries have not effected any securitization transactions or other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC).

(g) Since January 1, 2014, except as publicly disclosed or as contemplated by this Agreement, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings or series of similar transactions, agreements, arrangements or understandings to which either Holdco Buyer or Guarantor or any of their respective Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

5.12 Rule 144A Eligibility for the Exchangeable Notes. On the Closing Date, the Exchangeable Notes will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system.

5.13 Absence of Certain Changes. With respect to each of Guarantor and Holdco Buyer, respectively, since July 19, 2014 with respect to Guarantor and December 31, 2013 with respect to Holdco Buyer, and until the date of this Agreement, there has not occurred any development, event or series of such occurrences that has had a Buyer Material Adverse Effect.

5.14 Compliance with Applicable Laws. Each of Guarantor and Holdco Buyer is in compliance in all material respects with all Applicable Laws, in each case other than any noncompliance that would not result in a Buyer Material Adverse Effect.

ARTICLE VI

COVENANTS OF THE PARTIES

6.01 Access by Buyers.

(a) From and after the date hereof until the Closing Date or earlier termination of this Agreement (the “Interim Period”), the Company will (i) provide Buyers and their Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the offices, Properties and the books and records relating to the Company Entities, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company Entities and (ii) instruct and use its commercially reasonable efforts to cause the employees, counsel, accountants, agents and financial advisors of the Company to cooperate with Buyers in their investigation of the Company Entities; provided, however, that (i) the Company shall have the right to (1) have a Representative present for any communication with employees or officers of the Company Entities and (2) impose reasonable restrictions and requirements for safety purposes and (ii) the Company shall not be required to provide access to any information that is (1) subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived, or (2) prohibited by Applicable Law. Notwithstanding the foregoing, Buyers shall not (1) have access to personnel records of a Company Entity relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive and the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability or (2) conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media. In addition, Buyers may arrange meetings (whether telephonic or in person) with customers and suppliers of the Company Entities, provided that (i) Buyers obtain the prior written consent of the Company (A) to have any such meeting and (B) regarding the proposed topics for discussion at such meetings, (ii) the Company shall have the right to have Representatives present at any such meetings, (iii) the Company may reasonably limit the number of individuals and the number of meetings and (iv) Buyers shall coordinate all such meetings with one or more employees or representatives designated by the Company. All such access and information obtained as a result of such access shall be subject to the terms and conditions of the Confidentiality Agreement.

(b) The Company shall, upon becoming aware of any material Action filed against any Company Entity, promptly provide Buyers with notice of such Action.

6.02 Certain Restrictions.

(a) During the Interim Period, the Company shall and shall cause each of its Subsidiaries to operate in the ordinary course consistent with past practice, except for the Pre-Closing Restructuring. Without limiting the generality of the foregoing, during the Interim Period, except as set forth in Schedule 6.02(a), the Pre-Approved Interim Expenditures, Budgeted Operating Project Expenses, debt service costs including interest payments for existing Debt Obligations and letters of credit in existence on the date hereof or otherwise permitted to be incurred pursuant to this Section 6.02, the Pre-Closing Restructuring and all matters in connection with the Route 66 Project and Palouse Project sales, the Company shall not and shall not permit any of its Subsidiaries to take any of the following actions without Buyers consent (such consent, in the case of the following clauses (iv), (vii) and (ix), not to be unreasonably withheld, delayed or conditioned); provided that if Buyers fail to respond to any request for consent within ten (10) days, or in the case of Section 6.02(a)(xv) within three (3) days, of such request being made, Buyer shall be deemed to have consented to such request:

(i) amend its or any Company Entity’s Organizational Documents in any material respect or undertaking any recapitalization, reorganization, liquidation, dissolution or winding up;

(ii) make any expenditures, loans or advances, except for those expenditures, loans or advances made in the ordinary course of business, including any intercompany transactions and that do not exceed 10% over the Pre-Approved Interim Expenditure or Budgeted Operating Project Expenses per Project or $3,000,000 in the aggregate over the Pre-Approved Interim Expenditure or Budgeted Operating Project Expenses;

(iii) dispose of any properties, or incur any Liens or permit any Liens to be imposed on any property, other than (A) Permitted Liens and Liens to support letters of credit or Debt Obligations permitted under Section 6.02(c), (B) pursuant to existing Contracts or commitments, (C) with respect to Operating Entities, dispositions in connection with ordinary course operations and maintenance (D) with respect to the Earnout Projects, dispositions in connection with ordinary course construction (E) with respect to Platform Entities (other than Earnout Projects), ordinary course dispositions with a value less than $1,000,000 in the aggregate or (F) other than any transfer between two Company Entities;

(iv) enter into any Contract that would be a Company Contract if in existence on the date hereof or materially amend, materially modify or terminate (partially or completely) any Company Contract, other than (A) ordinary course purchase or work orders or similar instruments, (B) renewals or extensions of Company Contracts in accordance with the terms thereof, (C) amendments that are not adverse to any Company Entity, (D) with respect to Contracts evidencing Debt Obligations permitted by Section 6.02(c) or (E) in the ordinary course of business;

(v) subject to 6.02(c), post cash collateral or incur Debt Obligations, other than (A) incurring Debt Obligations under existing project level facilities or the existing revolving credit facility to fund project development in a manner consistent with the Pre-Approved Interim Expenditures, or (B) posting cash collateral or letters of credit in the ordinary course of business in connection with Earnout Projects, or otherwise in an amount less than $1,500,000 in the aggregate with respect to non-Earnout Projects;

(vi) fail to maintain its legal existence or consolidate with any other Person;

(vii) cancel in writing any debt owed to any Company Entity, or waive in writing any claim or right other than for value, having a value in excess of $250,000 in the aggregate;

(viii) except as required by Applicable Law, settle or compromise any material Tax liability or make any new, or change any existing, material Tax election, including any election by any Company Entity to be taxable as a corporation;

(ix) other than specifically contemplated by or agreed to in accordance with the terms of Schedule 6.02(a)(ix), except in the ordinary course of business consistent with past practice, or as otherwise required by Applicable Law or by the terms of any existing Company Employee Benefit Plan, (i) enter into or modify any employment Contract, (ii) change the status, title or responsibilities, including the promotion or termination, of any officer of the Company or promote any Company Employee (who is not an officer as of the date of this Agreement) to an officer position, (iii) increase the level of wages, overall compensation or other benefits of any Company Employees, (iv) pay any compensation to or for any Company Employee or officer or director of any Company Entity other than in the ordinary course of business and pursuant to existing Company Employee Benefit Plans, (v) hire any new employee, officer or individual independent contractor with annual base compensation in excess of $100,000 (other than to fill vacant positions), (vi) terminate without cause the employment of any Company Employee with annual base compensation in excess of $100,000, (vii) pay or agree to pay any bonus, incentive compensation, service award, severance, “stay bonus” or other like benefit or (viii) enter into, establish, modify or terminate any Company Employee Benefit Plan;

(x) change in any material respect the Company Entity’s accounting methods or practices other than as required by GAAP;

(xi) seek to amend in any material respect any material Governmental Approvals;

(xii) subject any Company Entity to any non-competition or non-solicitation restrictions;

(xiii) declare or pay any dividends or distributions in respect of the Company Securities (other than customary tax distributions paid prior to the Closing);

(xiv) enter into any new tax equity financing;

(xv) settle or initiate (which shall not include counter claims) any Action except for any Action that that involves the payment of money damages of less than $1,000,000 in the aggregate and that does not impose restrictions or limitations on the operation of the business; or

(xvi) agree or commit to do or engage in any of the foregoing.

(b) During the Interim Period, the Company Entities shall use their commercially reasonable efforts to (i) take the pre-construction or construction activities reasonably necessary to further the development of the Earnout Projects, including the pre-construction and construction activities contemplated by the Pre-Approved Interim Expenditures, (ii) use their commercially reasonable efforts to take the pre-construction activities reasonably necessary to further the development of the other Projects consistent with past practice, (iii) maintain all of their existing relationships with material agents, customers and vendors and any material Governmental Approvals or interconnection or transmission rights or positions and (iv) pay all accounts payables and other obligations as they become due in the ordinary course and consistent with past practice.

(c) During the Interim Period, the Company may incur Debt Obligations to finance any matter set forth in the Pre-Approved Interim Expenditures, in an aggregate amount up to $150 million, provided that first the Company provides Buyers with written notice of its intention to incur such Debt Obligations (such notice to include the proposed amount and terms of such Debt Obligations and be provided together with any proposed term sheets relating to such financing with a third party financing source) and if by the end of the period of 10 days following such notice being given, Buyers have not provided such financing, then the Company may incur such Debt Obligations with a third party; provided that such Debt Obligation is able to be prepaid prior to or at Closing in accordance with its terms without consent of the lender and without any obligations that survive repayment other than indemnity obligations (an “Interim Debt Obligation”).

(d) Except as provided in this Section 6.02, nothing contained in this Agreement shall give Buyers, directly or indirectly, the right to control or direct Sellers’ or the Company Entities’ operations prior to the Closing. Prior to the Closing, the management of Sellers and Company Entities shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over their operations.

(e) From the date hereof until the Closing Date, Buyers shall and shall cause Guarantor and each of their respective Subsidiaries to (i) conduct their businesses in the ordinary course of business except as contemplated by or in connection with this Agreement and (ii) not take any action that would result in an adjustment to the Exchange Rate (as defined in the Exchangeable Notes Indenture), determined as if the Exchangeable Notes were issued on the date hereof, it being understood that any regular quarterly cash dividend or distribution that does not exceed $0.1717 paid on or prior to January 1, 2015, will not be deemed to result in an adjustment. Notwithstanding anything to the contrary herein, the sole remedy for a breach of this Section 6(e)(ii) will be that the Exchange Rate (as defined in the Exchangeable Notes Indenture) at issuance of the Exchangeable Notes will be adjusted to the Exchange Rate that would have been in effect if the Exchangeable Notes had been issued as of the date this Agreement, as if the Initial Dividend Threshold (as defined in the Exchangeable Notes Indenture) for dividends paid in each calendar quarter in 2014 were $0.1717 per quarter.

6.03 Reasonable Best Efforts; Regulatory and Other Approvals. During the Interim Period:

(a) The Company and Buyers will, in order to consummate the transactions contemplated hereby, (i) take all steps necessary, and proceed diligently and in good faith and use its reasonable best efforts, as promptly as practicable to obtain the Sellers’ Approvals, the Company Approvals, the Closing Company Approvals and the Buyers’ Approvals and to make all required filings required to be made by it with, and to give all required notices to, all applicable Governmental Authorities, and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith. With respect to the Sellers’ Approvals and the Company Approvals the Company will allow Buyers to reasonably review and comment on the forms of notice and consent correspondence relating to Real Property Agreements.

(b) The Parties will provide prompt notification to each other when any such approval referred to in Section 6.03(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(c) In furtherance of the foregoing covenants:

(i) Each of the Company and Buyers shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party under the HSR Act, the FPA and any other Applicable Laws. The Company and Buyers shall consult with each other regarding such filings and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto. The Company and Buyers shall submit joint applications to FERC seeking such required approvals, where required or permitted by FERC’s regulations or the applicable provision of the FPA. Each of the Company and Buyers shall submit such filings as soon as practicable, but in no event later than ten (10) Business Days (subject to extension by mutual agreement) after the execution hereof. The Company and Buyers shall request expedited treatment, where permitted, of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each of the Company and Buyers shall have the right to review in advance all information related to such Party and the transactions contemplated by this Agreement with respect to any filing made by the other Party in connection with the transactions contemplated by this Agreement.

(ii) Each of the Company and Buyers shall bear its own costs of the preparation and prosecution of any such filing; provided, however, that (a) Buyers and the Company shall equally bear any filing fees payable for any such approval referred to in Section 6.03(a), and (b) in the event that FERC requires or requests the submission of a statistical or economic competition or market-power study or screen analysis, then the cost of such study shall be born equally by Buyers and the Company. In the event that such study is requested or required by FERC, Buyers shall permit Sellers and their counsel to participate in the study process and to review and approve (such approval not to be unreasonably delayed or withheld) any study results prior to the submission of the study to FERC. Buyers acknowledge that for purposes of this Section 6.03 only, for purposes of using its “reasonable best efforts,” Buyers shall, and shall cause their directors, officers, Affiliates, employees, agents, attorneys, accountants and representatives to, (A) consult and fully cooperate with and provide reasonable assistance to the Sellers in obtaining all necessary consents or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority, (B) defend against all Actions challenging this Agreement or the consummation of the transactions contemplated hereby and (C) take all actions necessary to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, Buyers shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of either Buyer or any of its Affiliates or Sellers or any of the Company Entities, (B) the imposition of any limitation or regulation on the ability of either Buyer or any of its Affiliates to freely conduct their business or own such assets, including the consummation of other acquisitions or investments or (C) the holding separate of the Company Seller Interests or any limitation or regulation on the ability of either Buyer or any of its Affiliates to exercise full rights of ownership of the Interests.

6.04 No Negotiations. During the Interim Period, other than with respect to pledges of assets in connection with any project level financings directly related to the assets pledged, (i) the Company and the Sellers shall not, and shall cause their Affiliates and Representatives not to, (a) initiate or solicit, directly or indirectly, any inquiries or make any proposal with respect to, engage in negotiations concerning, provide any confidential information or data to any Person with respect to, have any discussions with any Person (except with Buyers) or enter into any letter of intent or similar document or any agreement or commitment relating to, an Acquisition Proposal or (b) enter into any agreement that is reasonably likely to preclude the consummation of the transactions contemplated hereby and (ii) the Company and the Sellers shall, and shall cause their Affiliates and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing. If a Seller, any Company Entity or any of their respective Representatives, as applicable, receives, prior to the Closing, any Acquisition Proposal, the Sellers or the applicable Company Entity, as applicable, will immediately suspend any discussions with such offeror or Person with regard to such Acquisition Proposal and will, subject to any confidentiality agreements in place as of the date hereof, communicate to Buyers in reasonable detail the terms of any such Acquisition Proposal, and provide Buyers with copies of all written communications relating to such Acquisition Proposal.

6.05 Further Assurances. During the Interim Period, Buyers and the Company shall cooperate with one another in (a) determining whether any action by or in respect of any third party is necessary to consummate the transactions contemplated hereby and (b) taking such actions in a timely manner. The Parties shall cooperate with each other and execute and deliver or cause to be executed and delivered all other documents and take such other actions in each case as shall be reasonably requested by another Party as necessary to consummate the transactions contemplated hereby, all in accordance with the terms and provisions of this Agreement.

6.06 Post-Closing Cooperation.

(a) Upon the terms and subject to the conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Applicable Law, to fulfill its obligations under this Agreement.

(b) Following the Closing, Buyers will afford the other Parties and their Representatives, during normal business hours, reasonable access to the books, records and other data relating to the business or financial or operating condition of the Company Entities in its possession with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with any audit, investigation, Action or any other reasonable business purpose relating to the Company Entities or in connection with its rights hereunder. Further, Buyers agree for a period of seven (7) years after the Closing Date, or such longer period as such books and records remain relevant to open Tax years, not to destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer by notice to the other to surrender such books, records and other data to the other Party and such other Party shall not agree in writing to take possession thereof, at the offering Party’s cost and expense, during the ten (10) day period after such offer is made.

(c) Notwithstanding anything to the contrary contained in this Section 6.06(c), if the Parties are in an adversarial relationship in any Action, the furnishing of information, documents or records in accordance with any provision of this Section 6.06(c) shall be subject to applicable rules relating to discovery.

(d) No later than 5 Business Days after Closing, Holdco Buyer shall cause the Blockers to be renamed such that their names no longer include “D. E. Shaw”.

6.07 Information Rights. During the Interim Period, Sellers shall provide Buyers with any monthly financial statements, operating reports and management reports, (to the extent that such reports are not prohibited by the antitrust laws) for the Company Entities that are prepared by the Company in the ordinary course of business.

6.08 Joint Venture Buyout. During the Interim Period, the Company agrees to use their reasonable best efforts and shall execute and deliver concurrently with the Closing such other documents and instruments as may be reasonably necessary to consummate the purchase of all equity interests in Northeast Wind Partners II, LLC held by Northeast Wind Holdings LLC by one or more of the Company Entities (the “Joint Venture Buyout”) pursuant to an agreement in the form attached hereto as Attachment B (the “Joint Venture Buyout Agreement”). No provisions of the Joint Venture Buyout Agreement shall be amended or waived without the prior consent of Operating Buyer. Buyers shall be obligated to provide to the Company the necessary funds to pay all consideration under the terms of the Joint Venture Buyout Agreement upon closing of the transactions contemplated thereby, which shall close concurrently and shall, if the conditions set forth in Sections 7.01(h) and 8.01(g) are waived by the Sellers’ Representative and Buyers, pay into the escrow referred to in section 6.06(e) of the Joint Venture Buyout Agreement, the funds referred to therein.

6.09 Casualty or Condemnation. If any assets or properties of the Operating Entities are damaged or destroyed by casualty loss or taken by condemnation that is not covered by insurance or without compensation during the Interim Period, then the condemnation value or the cost of restoring such damaged or destroyed assets or properties to a condition reasonably comparable to their prior condition, as applicable (in each case as estimated by a qualified firm reasonably acceptable to Buyers and the Company) (such amount net of and after giving effect to any insurance, warranty or condemnation proceeds available for such loss or damage and any Tax benefit realized by the Company determined as set forth in Section 11.04(h) related thereto, the “Interim Loss Amount”) shall reduce the Operating Entity Total Purchase Price; provided that (i) the Operating Entity Total Purchase Price shall not be reduced until all Interim Loss Amounts exceed $1 million and then only to the extent of such excess and (ii) if the Interim Loss Amount is in excess of $20 million, the Sellers may, by notice to Buyers, elect to terminate this Agreement.

6.10 Redemption of Notes and Discharge of Indenture.

(a) The Company shall use its reasonable best efforts to cause CapCo to (i) mail a notice of optional redemption under the indenture (the “Indenture”) dated as of May 20, 2011, as amended, among CapCo, the guarantors named therein and Deutsche Bank Trust Company Americas (the “Trustee”) governing CapCo’s 10.25% Senior Notes due 2018 (the “Notes”), such notice calling for the redemption of all of the outstanding principal amount of Notes in accordance with the terms and conditions of the Indenture (the “Redemption Notice”), (ii) irrevocably deposit or cause to be deposited with the Trustee as trust funds in trust solely for the benefit of holders of the Notes, such amounts as specified under the Indenture to pay and discharge all Notes called for redemption pursuant to the Redemption Notice, together with principal, premium, if any, and accrued and unpaid interest, if any, to the date of redemption (the “Discharge,” and together with the redemption pursuant to the Redemption Notice, the “Notes Redemption”) and (iii) take all actions necessary to release collateral pledged to secure the Notes (the “Collateral Release”). Holdco Buyer shall assist the Company in connection therewith. Notwithstanding the foregoing, the Redemption Notice shall be mailed, and the funds necessary for the Discharge shall be deposited, on the Closing Date and the parties shall use their respective reasonable best efforts to cause the Notes Redemption and the Collateral Release to be effected on the Closing Date. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation necessary in connection with the Notes Redemption. Holdco Buyer shall provide the Company at Closing with all funds or non-callable Government Securities (as defined in the Indenture) necessary to be deposited for the Discharge or shall deposit such funds or securities directly with the Trustee (and in the event of any loss with respect to such funds or securities deposited with the Trustee, Holdco Buyer shall deposit additional funds or securities sufficient to satisfy the Discharge) and shall pay all expenses related thereto, including all other sums payable pursuant to the Indenture in connection therewith. For the avoidance of doubt, neither the Company nor CapCo shall be obligated to call for redemption any Notes or make any payments or deposit any funds or securities under this Section 6.10 unless the Company or CapCo shall have received from Holdco Buyer the amounts required to be deposited with the Trustee to pay the redemption price for the Notes as required pursuant to the Indenture and Holdco Buyer pay or cause to be paid all other sums, including accrued interest and Trustee fees and expenses, payable pursuant to the Indenture in connection therewith.

(b) Any depositary, paying agent or other agent, if any, retained in connection with the Notes Redemption shall be selected by Holdco Buyer and shall be reasonably acceptable to the Company. Without limiting Section 6.10(c), the Company shall enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Holdco Buyer.

(c) Holdco Buyer shall indemnify and hold harmless the Company, CapCo and the Sellers and their respective Affiliates from and against any and all Losses suffered or incurred by the Sellers or any Company Entity in connection with this Section 6.10. Holdco Buyer shall, promptly upon request by the Sellers, reimburse the Company or CapCo for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Sellers or a Company Entity in connection with this Section 6.10.

6.11 Warn Act. During the ninety (90) day period ending immediately prior to the Closing Date the Company shall neither terminate nor cause the termination of the employment of any Company Employees in such numbers and in such manner as would trigger any liability under the WARN Act. For a period of ninety (90) days after the Closing Date, neither Holdco Buyer nor any of its Affiliates shall terminate the employment of any Company Employees in such numbers and in such manner as would trigger any liability under the WARN Act. During such period, Holdco Buyer shall be solely responsible for (i) complying with all notice or filing requirements under the WARN Act and (ii) taking all remedial measures including the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided.

6.12 Releases.

(a) Subject to the last sentence of this Section 6.12(a), effective as of the Closing, Buyers, on behalf of themselves and each of their respective Subsidiaries (including the Company and its Subsidiaries) and each of their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasors”), release, acquit and forever discharge the Sellers and their respective Affiliates (excluding the Company and its Subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (the “Releasees”), of and from any and all manner of Actions, Liabilities, damages or Losses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein (hereinafter, a “Buyer Claim”), which the Releasors now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing to the extent arising out of, based upon, or relating to any Sellers’ ownership of the Blocker Units, Interests or any other Equity Securities of the Company Entities, any Sellers’ operation or management of any Company Entity, and any Sellers’ actions as either an employee, officer, director, equityholder or agent of any Company Entity; provided, however, that nothing set forth in this Section 6.12(a) shall constitute a release of (i) any rights or obligations of any nature arising under this Agreement or, and when executed, any Ancillary Agreement, or affect the ability of Buyers to bring a Buyer Claim under this Agreement or, and when executed, any Ancillary Agreement or (ii) claims of fraud, embezzlement or theft. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to release any Seller from any of its obligations to Buyer under this Agreement or, and when executed, any Ancillary Agreement.

(b) Effective as of the Closing Date, each Seller and each of its Affiliates (collectively, the “Seller Releasing Parties”) hereby unconditionally and irrevocably forever releases and discharges each of the Company and its Subsidiaries and their successors and assigns and past, current and future Affiliates, directors, officers, managers, employees and agents (collectively, the “Seller Released Parties”) from (a) all agreements (other than this Agreement) and understandings involving such Seller and each of its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, and (b) all claims and causes of action (whether at law or in equity) that such Seller Releasing Party ever had, now has or may ever have for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever occurring, arising or against a Seller Released Party, including relating to the accuracy or preparation of the Allocation Schedule or the allocation of the Holdco Total Purchase Price or Operating Entity Total Purchase Price as set forth in the Allocation Schedule, including the compliance of such allocation with the Company’s Organizational Documents or Contracts with its or among its members; provided, however, that nothing set forth in this Section 6.12(b) shall constitute a release of any rights or obligations of any nature arising under this Agreement or any Ancillary Agreement and provided, further, that nothing in this Section 6.12(b) shall constitute a release of any rights or obligations of any nature of a Seller in its capacity as an employee of a Company Entity.

6.13 Director and Officer Liability.

(a) If the transactions contemplated by this Agreement are consummated, then until the sixth (6th) anniversary of the Closing Date, the applicable Buyer will fulfill and honor in all respects the obligations of the Company Entities to its present and former directors and officers (collectively, the “D&O Indemnified Parties”) pursuant to the Organizational Documents of each Company Entity in effect on the date of this Agreement (collectively, the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Closing Date which are asserted after the Closing Date. Any claims for indemnification made under this Section 6.13(a) on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. For the avoidance of doubt, and notwithstanding any provision to the contrary contained in the Company Indemnification Provisions, no D&O Indemnified Party shall be entitled to coverage under any Buyer director and officer insurance policy or errors and omission policy of any Buyer unless such D&O Indemnified Party is separately eligible for coverage under such policy pursuant to such Buyer’s policies and procedures and the terms of such insurance policy.

(b) For not less than six (6) years after the Closing Date, unless otherwise required by Applicable Law, the Organizational Documents of the Company Entities shall contain provisions no less favorable to the D&O Indemnified Parties with respect to the indemnification of and advancement of expenses to directors, officers and employees than are set forth in the Organizational Documents of the Company in effect as of immediately prior to the Closing Date.

(c) At or prior to the Closing Date, the Company shall purchase and pay in full a “tail” prepaid insurance policy with respect to the D&O Indemnified Parties’ existing directors’ and officers’ liability insurance coverage that shall provide such directors and officers coverage for six (6) years following the Closing Date (including with respect to acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby on terms with respect to such coverage and amount no less favorable to the D&O Indemnified Parties than those of such policies in effect on the date hereof).

Buyers shall maintain such policy in full force and effect from and after the Closing Date. In addition, Holdco Buyer shall purchase and maintain after Closing an employed lawyers professional liability policy on terms as currently maintained by Holdco Buyer unless not available on commercially reasonable terms.

(d) In the event that any Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Buyer shall assume all of the obligations thereof set forth in this Section 6.13.

(e) The obligations under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.13 applies without the consent of such D&O Indemnified Party (it being expressly understood that (i) the D&O Indemnified Parties to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13 and shall be entitled to enforce the covenants contained herein and (ii) the rights set forth in this Section 6.13 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any D&O Indemnified Party may have).

(f) Buyers agree that any indemnification, advancement of expenses or insurance available to any D&O Indemnified Parties from any third party (each, an “Other Indemnifying Person”) shall be secondary to the indemnification, advancement of expenses and insurance to be provided by Buyers and the Company Entities pursuant to this Section 6.13 and that Buyers and the Company Entities (i) shall be the primary indemnitors of first resort for D&O Indemnified Parties pursuant to this Section 6.13, (ii) shall be fully responsible for the advancement of expenses, indemnification and exculpation from liabilities with respect to D&O Indemnified Parties which are addressed by this Section 6.13 and (iii) shall not make any claim for contribution, subrogation or any other recovery of any kind against any Other Indemnifying Person in respect of any other indemnification or insurance available to any D&O Indemnified Party with respect to any matter addressed by this Section 6.13.

6.14 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Buyers waive and will not assert, and agree to cause the Company and any of its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any Seller, shareholder, officer, employee or director of any Company Entity (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel currently representing any Company Entity in connection with this Agreement or any other agreements or transactions contemplated hereby (the “Current Representation”).

(b) Buyers waive and will not assert, and agree to cause the applicable Company Entity to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with any Buyer, and following the Closing, with any Company Entity, it being the intention of the Parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Sellers; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby, or to communications with any Person other than the Designated Persons and their advisers.

6.15 Resignations. Prior to the Closing, (a) the Company shall deliver to Buyers (i) the resignations of all managers of each Company Entity (ii) as directed by Holdco Buyer, the resignations by employees from their positions as officers of each Company Entity (but not resignation from their position as employees of the Company) and (iii) a resolution to remove signing authority from each officer of any Company Entity, in each case effective immediately following the Closing, (b) Buyers shall deliver to the Sellers a written notice of which employees of the Company will be granted signing authority following the Closing, and (c) Buyers shall deliver to the Company an updated version of Schedule 1.01(m) with the column labelled “new title” completed with comparable titles and similar authority for each Company Employee listed thereon (except that Holdco Buyer may elect to not designate a chief executive officer, chief financial officer, chief operating officer or any similarly situated officer or designate an existing officer of Holdco Buyer to serve in such capacity).

6.16 Section 280G. In the event that the Parties reasonably determine that Section 280G of the Code may apply to the transactions contemplated by this Agreement, then to the extent that (1) any Covered Person would be entitled to any payment or benefit in connection with the transactions contemplated by this Agreement and (2) such payment or benefit would constitute a “parachute payment” under Section 280G of the Code, the Company shall, prior to the Closing:

(a) use commercially reasonable efforts to obtain a binding written waiver by such Covered Person of any such portion of such parachute payment as exceeds 2.99 times such Covered Person’s “base amount” within the meaning of Section 280G(b)(3) of the Code to the extent such excess is not subsequently approved pursuant to a vote of the stockholders of the Company in accordance with the requirements of Section 280G(b)(5)(B) of the Code;

(b) provide to the Company Members such disclosure as is required under Section 280G(b)(5)(B)(ii) of the Code; and

(c) hold a vote of the Company Members in a manner that is intended to satisfy the requirements of Section 280G(b)(5)(B) of the Code.

6.17 South Plains II. During the Interim Period, Buyers shall reasonably cooperate with the Company to obtain a commitment for permanent tax equity funding upon achievement of commercial operations for South Plains Wind Energy II, LLC.

6.18 Company Contracts. By the earlier of (a) 30 days following the date of this Agreement or (b) five days prior to the Closing, the Company shall Make Available to Buyers a copy of Schedule 3.08 updated solely to include a list of, and provide copies of, all Contracts to which any Company Entity is a party or pursuant to which any Company Entity paid or received more than $500,000 for the previous twelve (12) months, other than operations and maintenance agreements, and from and after such date such agreements shall be deemed “Company Contracts” pursuant to this Agreement. Upon delivery by the Company of the revised Schedule 3.08, the original Schedule 3.08 delivered on the date hereof shall be deemed to be superseded by such revised Schedule 3.08.

6.19 Financing.

(a) Notwithstanding anything contained in this Agreement to the contrary, Buyers acknowledge and agree that Buyers’ obligations hereunder are not conditioned in any manner upon Buyers obtaining any financing. The failure, for any reason, of Buyers to deliver sufficient funds to pay the Holdco Closing Consideration or the Operating Entity Closing Consideration on the Closing Date shall constitute a willful and material breach of this Agreement. In addition, for the avoidance of doubt, Buyers acknowledge and agree that the existence of any conditions contained in the Debt Commitment Letters or the Debt Financing shall not constitute, nor be construed to constitute, a condition to the consummation of the transactions contemplated hereby.

(b) Buyers shall use their commercially reasonable efforts to (i) arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters (on terms no less favorable to the applicable Buyer), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) consummate the Debt Financing no later than the Closing (it being understood that any bridge facility described in the Debt Commitment Letters may be terminated or reduced in accordance with the terms of the applicable Debt Commitment Letter) provided that (x) the Buyers will not, and will not permit their Affiliates to, consummate any debt or equity financing that reduces or terminates the bridge facility commitments prior to the Closing Date unless the proceeds thereof are held in the form of cash or temporary cash investments by the relevant Buyer until the Closing Date and (y) Holdco Buyer will not without Sellers consent permit the bridge facility commitment under the Debt Commitment Letter to be terminated because it has been reduced to $300 million unless Holdco Buyer delivers evidence to the Company that it has obtained substitute financing in an amount sufficient to permit Holdco Buyer to consummate the Transactions contemplated hereby. In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letters, (A) Buyers shall promptly notify the Sellers and (B) Buyers shall use their commercially reasonable efforts to arrange to obtain any such portion from alternative sources, on terms that are not materially less favorable from the standpoint of Buyers than the terms set forth in the Debt Commitment Letters, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section (b) being referred to as the “Financing Agreements”). Buyers shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any material breach by any party of any of the Debt Commitment Letters, any alternative financing commitment or the Financing Agreements of which Buyers become aware or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of Buyers’ efforts to arrange the Debt Financing (or any replacement thereof).

(c) The Company shall, at the sole cost of Buyers, use its commercially reasonable efforts to, and shall cause its Subsidiaries and their respective Representatives to use their commercially reasonable efforts to, provide all cooperation in connection with the arrangement of such Debt Financing and any related financings described in the Debt Commitment Letters (the “Related Financings”) as may be reasonably requested by Buyers (provided that such requested cooperation does not unreasonably interfere with the business of the Company), including using commercially reasonable efforts to (i) participate in meetings, due diligence sessions, presentations, and sessions with rating agencies, (ii) assist with the preparation of materials for rating agency presentations, registration statements, confidential information memoranda and similar documents required in connection with the Debt Financing or Related Financings, (iii) furnish Buyers and the Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries including the Required Information, (iv) obtain customary accountant’s comfort letters and consents from the Company’s independent auditors with respect to the Required Information; and (v) assist with the preparation of any pledge and security documents or other definitive financing documents and facilitating the pledging of collateral as may be reasonably requested by a Buyer, provided that no obligation or pledge of the Company or its Subsidiaries under any such document or agreement shall be effective until the Closing.

(d) Each Buyer shall indemnify, severally but not jointly, and hold harmless Sellers and each of their respective directors, officers, managers, employees, stockholders, representatives and Affiliates, from and against any and all Losses suffered or incurred by them in connection with such Buyer’s arrangement of its portion of the Financing, any cooperation provided pursuant to this Section 6.19 and any information utilized in connection therewith, except in the event such Losses arose out of or result from the gross negligence, fraud, willful misconduct or intentional misrepresentation of any Seller, any Company Entity or any such directors, officers, managers, employees, stockholders, representatives and Affiliates.

(e) Within fifteen (15) Business Days of the date hereof, Buyers shall provide to the Sellers written notice of any Debt Obligations of the Company Entities that Buyers plan to repay in full at the Closing (which shall include any Interim Debt Obligations). The Company shall, at the sole cost of Buyers, use its commercially reasonable efforts to, and shall cause its Subsidiaries and their respective Representatives to use their commercially reasonable efforts to, provide commercially reasonable cooperation in connection with the repayment of such Debt Obligations. Buyers’ acknowledge and agree that their obligations hereunder are not conditioned in any manner upon the Company obtaining consent under any Contract with respect to a Debt Obligation. For the avoidance of doubt Buyer shall bear (i) the cost of obtaining any consents under Debt Obligations and (ii) any prepayment and other related fees and expenses in connection with prepayment of Debt Obligations contemplated hereby.

6.20 Notice of Material Adverse Change. The Company will give prompt written notice to Buyers of any event, occurrence or development arising since the date hereof that has had a Material Adverse Effect.

6.21 Guarantee. Guarantor hereby irrevocably and unconditionally guarantees to the Sellers the prompt and full discharge by Operating Buyer of all of Operating Buyer’s covenants, agreements, obligations and liabilities under this Agreement including the due and punctual payment of all amounts which are or may become due and payable by Operating Buyer hereunder when and as the same shall become due and payable (collectively, the “Operating Buyer Obligations”), in accordance with the terms hereof. Guarantor acknowledges and agrees that, with respect to all Operating Buyer Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Operating Buyer. If Operating Buyer shall default in the due and punctual performance of any Operating Buyer Obligation, including the full and timely payment of any amount due and payable pursuant to any Operating Buyer Obligation, Guarantor will forthwith perform or cause to be performed such Operating Buyer Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF BUYERS

7.01 Conditions to Obligations of Buyers. The obligations of Buyers to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyers in their sole discretion); provided, that Buyers may not rely on the failure of any such condition to be satisfied if such failure was caused by the breach by a Buyer of any of its obligations set forth in this Agreement:

(a) Representations and Warranties. The (i) representations and warranties of the Company contained in Section 3.05(a) shall be true and accurate on and as of the Closing Date and (ii) all other representations and warranties (without giving effect to any materiality qualifiers contained therein) made by the Company, Operating Seller and the Sellers in this Agreement shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties which are as of a specific date, which shall be true and accurate as of such date, in each case in this clause (ii) with only such exceptions as would not in the aggregate have a Material Adverse Effect.

(b) Performance. The Company and the Sellers shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the Closing.

(c) Officer’s Certificates.

(i) The Company shall have delivered to Buyers at the Closing a certificate of an authorized officer of the Company (with respect to the representations and warranties in Article III) and the Sellers’ Representative (with respect to the representations and warranties in Article IV), each such certificate dated as of the Closing Date, as to the applicable matters set forth in Sections 7.01(a) and 7.01(b).

(ii) The Company shall have delivered a certificate, dated the Closing Date and executed by an authorized officer of the Company, certifying and attaching the following: (A) the Organizational Documents of the Company, (B) one or more board or other resolutions or other authorizations of the Company authorizing the transactions contemplated hereby and the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and any other instruments or agreements required thereunder to which a the Company is a party and (C) a good standing certificate of the Company issued by the secretary of state of the state of its formation;

(iii) The Operating Seller shall have delivered a certificate, dated the Closing Date and executed by an authorized officer of the Operating Seller, certifying and attaching the following: (A) the Organizational Documents of the Operating Seller, (B) one or more board or other resolutions or other authorizations of the Operating Seller authorizing the transactions contemplated hereby and the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Operating Seller is a party and any other instruments or agreements required thereunder to which a the Operating Seller is a party and (C) a good standing certificate of the Operating Seller issued by the secretary of state of the state of its formation.

(d) Orders, Actions and Applicable Laws. There shall not be in effect on the Closing Date any Order or Applicable Law prohibiting or making illegal the consummation of the Closing.

(e) Approvals. The Closing Company Approvals, the Buyers’ Approvals and the Sellers’ Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.

(f) Material Adverse Effect. Since the date hereof, there shall have been no event, occurrence or development that, individually or in the aggregate, has had a Material Adverse Effect.

(g) Escrow Agreement. The Sellers’ Representative shall have delivered to Buyers the Escrow Agreement executed by the Sellers’ Representative and the Escrow Agent and such agreement shall be in full force and effect.

(h) Joint Venture Buyout. The consummation of the transactions contemplated by the Joint Venture Buyout Agreement shall occur concurrently with the Closing.

(i) Notes Redemption. The Redemption Notice shall have been mailed and the Discharge effected pursuant to Section 6.10 and in accordance with the Indenture.

(j) Pre-Closing Restructuring. The Pre-Closing Restructuring shall have been completed.

(k) Sale of Interests. Holdco Buyer shall have acquired all of the Equity Interests in the Company as of the Closing Date.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLERS

8.01 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers in their sole discretion); provided, that Sellers may not rely on the failure of any such condition to be satisfied if such failure was caused by the breach by a Seller of any of its obligations set forth in this Agreement:

(a) Representations and Warranties. The representations and warranties (without giving effect to any materiality qualifiers contained therein) made by Buyers and the Guarantor in this Agreement shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties which are as of a specific date, in each case, which shall be true and accurate as of such date, with only such exceptions as would not in the aggregate have a material adverse effect.

(b) Performance. Buyers and the Guarantor shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the Closing.

(c) Officer’s Certificates. Each Buyer and the Guarantor shall have delivered to Sellers at the Closing a certificate of an authorized officer of such Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.01(a) and 8.01(b).

(d) Orders, Actions and Applicable Laws. There shall not be in effect on the Closing Date any Order or Applicable Law prohibiting or making illegal the consummation of the Closing.

(e) Approvals. The Buyers’ Approvals and the Sellers’ Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.

(f) Escrow Agreement. Buyers shall have delivered to the Sellers the Escrow Agreement executed by each Buyer and such agreement shall be in full force and effect.

(g) Joint Venture Buyout. The consummation of the transactions contemplated by the Joint Venture Buyout Agreement shall occur concurrently with the Closing.

(h) Exchangeable Note Conditions. Unless the Holdco Consideration is paid entirely in cash in accordance with Section 2.01(c):

(i) Execution and Delivery of the Exchangeable Notes Indenture, the Pledge Agreement and the Registration Rights Agreement. The Exchangeable Notes Indenture, the Pledge Agreement and the Registration Rights Agreement shall have been duly executed by each party thereto, and such executed agreements shall have been delivered to the Sellers’ Representative on or prior to the Closing Date, unless, solely with respect to the Registration Rights Agreement, the Collateral Agent shall not have executed such Registration Rights Agreement on or prior to the Closing Date, in which case the parties hereto agree that this condition to closing shall instead refer to the form of Registration Rights Agreement included in Attachment C as modified in good faith by the parties thereto (or their representatives) as necessary to reflect such failure by the Collateral Agent to execute such Registration Rights Agreement, and Guarantor shall execute and deliver a letter agreement to the Collateral Agent with respect to the matters set forth in (x) the first sentence of the third paragraph of Section 11(b) of the Registration Rights Agreement and (y) the fourth paragraph of Section 11(b) of the Registration Rights Agreement.

(ii) Formation of the SPV Issuer. The LLC Agreement shall have been duly executed by the parties thereto, and such executed LLC Agreement in effect as of the Closing Date shall have been delivered to the Sellers’ Representative. The SPV Issuer shall have been duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization.

(iii) Amendment to the Credit Agreement. The Amendment No. 4 dated as of November 16, 2014 to the Credit Agreement dated as of February 28, 2014 (as amended from time to time) among Holdco Buyer, the lenders thereto (the “Credit Agreement Amendment”), the administrative agent thereto and the other agents named therein shall have been duly executed by the parties thereto and shall be in full force and effect as of the Closing Date.

(iv) Contribution of Class B Common Stock and Class B Units. SunEdison Holdings Corporation shall have contributed to the SPV Issuer a number of Class B Common Stock and Class B Units such that the SPV Issuer is in compliance with Section 4.08(d) of the Exchangeable Notes Indenture.

(v) Pledge of Collateral. SPV Issuer shall have pledged to the Collateral Agent such number of Class B Common Stock and Class B Shares such that the SPV Issuer is in compliance with Section 4.08(c) of the Exchangeable Note Indenture as of the Closing Date..

(vi) Opinion. Sellers shall have received opinions from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Buyers, dated the Closing Date, substantially in the form to be agreed by Buyers and the Sellers’ Representative with respect to the following items, subject to customary assumptions and qualifications: (i) the Exchangeable Note Indenture, the Exchangeable Notes, the Pledge Agreement and the Registration Rights Agreement (the “Notes Agreements”) other than with respect to the Pledge Agreement, constitute valid, binding and enforceable agreements, (ii) due authorization of the Notes Agreements, (iii) the corporate existence of the Guarantor, Holdco Buyer and SPV Issuer (the “Notes Parties”), (iv) no consents are required with respect to the execution and delivery of, and performance under, the Notes Agreements and (v) the execution and delivery of the Notes Agreements will not conflict with or violate the organizational documents, specified contracts or the law of formation of the Notes Parties signatory thereto.

(vii) Stock Exchange Listing. An application for the listing of the Maximum Number of Underlying Shares having been submitted to the NASDAQ Global Select Market, and that such Maximum Number of Underlying Shares shall have been authorized for listing on NASDAQ Global Select Market, subject only to official notice of issuance.

(viii) DTC Eligibility. The Exchangeable Notes being eligible for clearance and settlement through the Depository Trust Company.

ARTICLE IX

TAX MATTERS

9.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”), if any, shall be borne and paid equally by the Sellers, on the one hand, and Buyers, on the other hand, when due, and Buyers shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes and, if required by Applicable Law, the Sellers’ Representative will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation and will cooperate with Buyers to take such commercially reasonable actions as will minimize or reduce the amount of such Transfer Taxes. The Sellers or Buyers, as applicable, shall reimburse Buyers or the Sellers, as applicable, for their half of any

Transfer Taxes paid by Buyers or the Sellers, as applicable, within ten (10) Business Days after receipt of notice that such Transfer Taxes have been paid by Buyers or the Sellers, as applicable.

9.02 Tax Indemnification. Other than with respect to Transfer Taxes (which are governed by Section 9.01):

(a) Company Entity Tax Indemnity. Subject to the limitations set forth in Sections 9.02(d), 11.04(a) and 11.04(b), each Seller shall, severally and not jointly, indemnify the Company Entities, Buyers and the Affiliates of Buyers and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company Entities for all taxable periods ending on or before the Closing Date and the portion (determined as provided in Section 9.02(c)) through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which a Company Entity (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation and (iii) any and all Taxes of any person (other than a Company Entity) imposed on a Company Entity as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided that in the case of clauses (i), (ii) and (iii) above, Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) on the face of the Financial Statements (rather than in any notes thereto); provided, further, that Sellers shall not be liable for Excluded Taxes.

(b) Blocker Tax Indemnity. Subject to the limitations set forth in Sections 2.08, 9.02(d), 11.04(a) and 11.04(b), Blocker Parent shall indemnify each Blocker, Buyers and the Affiliates of Buyers and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Blockers for all Pre-Closing Tax Periods, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which a Blocker (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation and (iii) any and all Taxes of any person (other than a Blocker) imposed on a Blocker as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided that in the case of clauses (i), (ii) and (iii) above, Blocker Parent shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) on the face of the financial statements of the relevant Blocker (rather than in any notes thereto); and provided, further, that Blocker Parent shall not be liable for any Excluded Taxes.

(c) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period based on or measured by income shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any entity that is a partnership or other pass-through entity shall be deemed to terminate at such time) and the amount of Taxes (other than any Taxes based on or measured by income) for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d) Tax Indemnity Limitations. The indemnification provided for in Sections 9.02(a) and 9.02(b) shall survive until the 33 month anniversary of the Closing. Notice of any assertion by an indemnified party that the indemnifying party is liable to it pursuant to Sections 9.02(a) or 9.02(b) must be given to the indemnifying party on or prior to the 33 month anniversary of the Closing or such claim will be forever barred.

9.03 Tax Returns. The Sellers’ Representative (or Blocker Parent with respect to the Blockers) shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company Entities and each Blocker for all periods or portions of periods that begin before and end on or after the Closing Date. The Sellers’ Representative shall (i) provide drafts of such Tax Return to Buyers at least thirty (30) days in advance of the filing of such Tax Return, (ii) shall incorporate any reasonable changes to such Tax Returns requested by Buyers, and (iii) not file such Tax Return without the consent of Buyers which shall not be unreasonably withheld, conditioned or delayed and in any event, if such consent is not received by the due date for such Tax return, such consent shall be deemed to have been given . Buyers and the Sellers’ Representative shall work in good faith to resolve any disputes relating to such Tax Returns. Subject to Sections 2.08, 11.04(a) and 11.04(b), Sellers (or Blocker Parent with respect to the Blockers) shall pay all Taxes payable with respect to such Tax Returns (other than Excluded Taxes) to the extent that such Taxes (i) relate to a Pre-Closing Tax Period and (ii) are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) on the face of the Financial Statements or equivalent financial statements of the Blockers (rather than in any notes thereto).

9.04 Tax Cooperation. Each of the Sellers and Buyers shall provide the other party with such information and records and make such of its officers, directors, employees, and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to any Tax Return; provided that the Sellers (or in the case of a Blocker, Blocker Parent) shall be entitled to control any audit or other proceeding that relates to any Tax Return for a Pre-Closing Tax Period and Buyers shall be entitled to control any other audit or other proceeding, including any audit or other proceeding of an Operating Entity.

9.05 Coordination with Indemnification Provisions. The provisions of this Article IX shall control the Parties’ responsibility for Taxes for Pre-Closing Taxable Periods and Straddle Periods and proceedings relating thereto.

9.06 Tax Covenant. Holdco Buyer shall not, and shall cause the Blockers and the Company and its Subsidiaries not to, on the Closing Date but after the Closing, take any action outside the ordinary course of business that would increase the tax liability of the Sellers or Blockers, including liquidating or making any distributions from any Company Entity.

9.07 FIRPTA Certificates. Prior to the Closing, (a) Operating Seller shall provide to Operating Buyer a certificate of non-foreign status with respect to Operating Seller in accordance with Treasury Regulations 1.1445-2(b)(2), (b) Blocker Parent shall provide to Holdco Buyer a certificate of non-foreign status with respect to Blocker Parent in accordance with Treasury Regulations 1.1445-2(b)(2) and (c) either (x) each other Seller will provide to Holdco Buyer a certificate of non-foreign status with respect to such Seller in accordance with Treasury Regulations 1.1445-2(b)(2) or (y) with respect to any such other Seller that does not provide such certificate of non-foreign status, the Company will provide to Holdco Buyer a statement issued by the Company in accordance with Treasury Regulations 1.1445-11T(d)(2) (it being acknowledged that such statement may be signed by an officer of the Company rather than a “general partner”).

9.08 Treatment of Payments. The Sellers and Buyers shall treat all payments made by Sellers to or for the benefit of Buyers, or by Buyers to or for the benefit of the Sellers, under any indemnity provision of this Agreement, (i) as adjustments to the consideration paid hereunder for the Specified Platform Equity Interests, the Company Sellers Interests and the Blocker Units and (ii) in addition, to the extent such payment is by or to Operating Buyer, as adjustments to the consideration paid hereunder for the Operating Equity Interests, unless otherwise required by Applicable Law.

ARTICLE X

TERMINATION

10.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time by notice from any Party to the other Parties (except that no notice need be given if termination is pursuant to Section 10.01(a)):

(a) by mutual written consent of the Parties;

(b) by any Party:

(i) if the Closing has not occurred on or before June 1, 2015 (the “End Date”); or

(ii) if any court of competent jurisdiction in the United States or other Governmental Authority shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action is or shall have become final and nonappealable.

(c) by either Buyer, if: there has been a breach by the Company or any Seller of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 7.01(a) or 7.01(b) and (y) such condition is incapable of being cured or, if curable, is not cured by the Company or such Seller, as applicable, by the earlier of (i) within thirty (30) days after the giving of written notice of such breach or failure and (ii) the End Date; provided, that at the time of such termination, Buyers shall not be in material breach of their obligations under this Agreement;

(d) by the Sellers, if there has been a breach by a Buyer of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 8.01(a) or 8.01(b) and (y) such condition is incapable of being cured or, if curable, is not cured by such Buyer by the earlier of (i) within thirty (30) days after the giving of written notice of such breach or failure and (ii) the End Date; provided, that at the time of such termination, none of the Company or Sellers shall not be in material breach of their obligations under this Agreement; and

(e) by the Sellers, in accordance with Section 6.09.

10.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, this Agreement will forthwith become null and void, and there will be no Liability on the part of any Party (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that (a) the provisions with respect to expenses and indemnity in Sections 6.10(c), 6.19(d) and 12.02 and confidentiality in Sections 6.01 and 12.03, and this Section 10.02 and Sections 12.11, 12.14, 12.15 and 12.16 will continue to apply following any termination, and (b) nothing in this Section 10.02 shall release any Party from Liability for any willful (i) failure of such Party to fulfill a condition to the performance of the obligations of another Party, (ii) failure to perform a covenant of this Agreement or (iii) breach by such Party of any representation or warranty or agreement contained herein.

ARTICLE XI

INDEMNIFICATION

11.01 Survival.

(a) The representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive until the fifteen-month anniversary of the Closing (or if such date is not a Business Day, the next Business Day thereafter, the “Survival Period”); provided, however, that the representations and warranties set forth in (i) Sections 3.01(a), 3.02(a), 3.05(c), 4.01, 4.02, 4.04, 4.08, 5.01, 5.02, 5.09, 5.09(b) and with respect to the Operating Entities, the first sentence of Section 3.01(b) (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), (ii) Sections 3.09 and 4.06(g) shall survive until the 33 month anniversary of the Closing and (iii) Section 3.12 shall survive until the second anniversary of the Closing. The covenants of the Parties contained in this Agreement shall survive until the fifteen-month anniversary of the Closing; provided that the covenants of the Parties contained in this Agreement which by their terms are to be performed following Closing shall survive the Closing in accordance with their respective terms.

(b) Notice of any assertion by any Indemnified Party that the Indemnifying Party is liable to it pursuant to Section 11.02 must be given to the Indemnifying Party on or prior to the time of expiration of the relevant representation, warranty or covenant as set forth in this Section 11.01 or such claim will be forever barred.

11.02 Indemnification.

(a) Subject to the limitations set forth in this Article XI, subsequent to the Closing Date, (i)the Sellers shall, severally and not jointly, indemnify, hold harmless and defend Buyers and their Affiliates against any liability, loss or reasonable attorneys’ fees or Action (collectively, “Losses” and individually, a “Loss”) that any of the foregoing suffers as a result of (1) any breach or inaccuracy of the representations and warranties (each such breach a “Warranty Breach”) of the Company set forth in Article III (other than Section 3.18(b)(i)), (2) any breach or nonperformance by the Company of any of the covenants or agreements set forth in this Agreement made or to be performed by the Company, (3) the obligations of the applicable Company Entity under the terms of the Route 66 MIPSA and any out of pocket costs and expenses incurred by the Company in connection with the closing of the transactions contemplated thereby, (4) a breach or inaccuracy of the representations and warranties set forth in Section 3.18(b)(i) or the failure for any reason of the applicable Company Entity to obtain any Company Approval listed on Schedule 3.18 (each such event a “Company Approval Breach”) or (5) any Transaction Expenses that are not otherwise deducted from the Total Purchase Price at Closing, and (ii)each Seller agrees to indemnify and hold harmless Buyers and their Affiliates against any Loss that any of the foregoing suffers as a result of (1) any Warranty Breach by such Seller set forth in Article IV or (2) any breach or nonperformance by such Seller of any of the covenants or agreements set forth in this Agreement made or to be performed by such Seller.

(b) Subject to the limitations set forth in this Article XI, subsequent to the Closing Date, each Buyer shall severally, but not jointly, indemnify, hold harmless and defend the Sellers and their Affiliates against any Loss that any of the foregoing suffers as a result of:

(i) any Warranty Breach by such Buyer set forth in Article V; or

(ii) any breach or nonperformance by such Buyer of any of the covenants or agreements set forth in this Agreement.

11.03 Third Party Claims.

The obligations and liabilities of an Indemnifying Party with respect to Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall promptly give written notice to the Indemnifying Party of any Third Party Claim that might give rise to any Loss by the Indemnified Party, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

(b) From and after receipt of notice of a Third Party Claim pursuant to Section 11.03(a), the Indemnifying Party shall have the right to assume and conduct, at its own expense, the defense against the Third Party Claim in its own name or in the name of the Indemnified Party with counsel reasonably acceptable to the Indemnified Party if the Indemnifying Party has, based on the facts and circumstances available at the time, unconditionally acknowledged in writing its obligation to indemnify the Indemnified Party in respect of such Third Party Claim in accordance with and subject to the terms of this Agreement and without prejudice to the amount of any Loss. Any Indemnified Party shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the Indemnifying Party; provided, however, that if the representation of any such Indemnified Party by the same counsel as the Indemnifying Party would be inappropriate under applicable standards of profession conduct, the Indemnified Party shall be entitled to appoint one separate counsel for such claims and defenses, at the reasonable cost and expense of the Indemnifying Party. The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments with respect thereto and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim without the prior consent of the other parties thereto, such consent not to be unreasonably withheld; provided, however, that the Indemnifying Party shall be entitled to settle, compromise or consent to a judgment without the consent of the Indemnified Party with respect to a Third Party Claim that only imposes monetary obligations that are paid by the Indemnifying Party and contains a release of the Indemnified Party from all liability thereunder. The Indemnified Party shall make available all information and assistance for the defense of the Third Party Claim as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

(c) Notwithstanding the foregoing, if a Buyer determines in good faith that an adverse determination with respect to a Third Party Claim would reasonably be expected to be materially detrimental to the future business prospects or operations of the Operating Entities, taken as a whole, or Platform Entities, taken as a whole, such Buyer may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim; provided that the Indemnifying Party will not be bound by any compromise or settlement effected without its consent.

11.04 Limitations on Indemnification.

(a) As to any claim for Warranty Breach (other than with respect to a claim for a breach or inaccuracy of a Fundamental Representation or a Company Approval Breach), or for indemnification by the Sellers for all matters pursuant to Sections 9.02(a), 9.02(b) and the last sentence of Section 9.03 the Indemnified Party shall not be entitled to indemnification (i) with respect to any Loss or a series of related Losses for less than $100,000 and (ii) until all Losses (including any de minimis Loss excluded pursuant to the foregoing clause (i)) to such Indemnified Party exceed, in the aggregate, an amount equal to $10,000,000 and then only to the extent of such excess.

(b) With respect to indemnification by the Sellers for all matters under this Agreement, Buyers hereby agree that the sole recourse of the Indemnified Parties in respect of all such matters shall be, subject to Section 2.04(j) and this Section 11.04(b), a right of set-off against up to $100,000,000 of Earnout Project Payments, if any (the “Cap”) in accordance with Section 2.04(j), and the Indemnified Parties shall have no right to seek payment directly from the Sellers in respect of any such matters; provided, however, that the foregoing shall not limit the remedies available to any Party for any breaches of Fundamental Representations and provided further that with respect to indemnification by Sellers for (1) all matters pursuant to Sections 3.09, 9.02(a), 9.02(b) and the last sentence of Section 9.03 (the “Tax Claims”) such right of set-off shall be the exclusive remedy provided that the Cap shall be increased by $50,000,000 solely with respect to Tax Claims and (2) the Company Approval Breaches, the maximum set off shall be equal to $10,000,000 (which amount shall be included in and not increase the Cap) and such right of set-off shall be the exclusive remedy for such Company Approval Breaches. Notwithstanding anything herein to the contrary, in no event shall the aggregate amount paid by any Seller in respect of any claims hereunder exceed (i) such Seller’s pro rata portion of such indemnifiable claim (limited as provided in this Article XI) based on the allocation of the Holdco Closing Consideration set forth in the Allocation Schedule (provided that with respect to Warranty Breaches under Article IV, such Seller shall be liable, subject to this Article XI, for the full amount of any claim attributable to a breach by such Seller, but no other Seller shall be liable for any amount of any claim attributable to such breach; it being understood that Blocker Parent is solely responsible for the full amount of any claim for breach of Section 4.06) or (ii) the aggregate amount of proceeds received by such Seller hereunder as of the date of such claim; provided, however, that in the event the applicable portion of a claim that is timely and properly made and for which such Seller is liable to indemnify a Buyer Indemnitee, in each case under the provisions of this Article XI, exceeds the aggregate amount of proceeds received by such Seller on the date of such claim, any proceeds received by such Seller hereunder after the date of such claim may be used to satisfy such Seller’s unsatisfied indemnification obligation with respect to such claim.

(c) In no event shall a Buyer be liable for any Losses as to any claim for indemnification pursuant to Section 11.02(b)(i) with respect to Fundamental Representations or Section 11.02(b)(ii) in excess of an amount equal to 100% of the Total Purchase Price paid by Buyers as of such date.

(d) Solely for the purposes of this Article XI, from and after Closing any reference to “material”, “materially” or “Material Adverse Effect” in any representation or warranty (other than those representations and warranties in Sections 3.01(a), 3.03, 3.05(a), 3.08, 3.10(b), 3.13(a)) shall be disregarded solely for purposes of determining the amount of Losses attributable to any Warranty Breach, and for purposes of determining whether there has actually been a Warranty Breach.

(e) Buyers and the Sellers on behalf of each of their respective Indemnified Parties waives any right to recover incidental, indirect, special, exemplary, punitive or consequential damages, unless such incidental, indirect, special, exemplary, punitive, consequential or other kind of special damages are awarded to a Person in an indemnifiable Third Party Claim.

(f) Each Person entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated in this Agreement shall use commercially reasonable efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. If such Indemnified Party mitigates its Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received, but such payment shall not exceed the indemnity payment paid by the Indemnifying Party.

(g) Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage for any Losses payable under Section 11.02(a) or 11.02(b).

(h) Any Losses as to an indemnifiable claim with respect to any breach or nonperformance by a Party of a representation, warranty, covenant or agreement shall be calculated without reduction for any Tax Benefit available to the Indemnified Party. However, to the extent that the Indemnified Party actually realizes a Tax Benefit as a result of any Loss in any taxable year in which or prior to which such Loss was incurred, the Indemnified Party shall pay the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Loss) to the Indemnifying Party as such Tax Benefit is actually realized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to realize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Loss for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(i) Any indemnifiable claim with respect to any breach or nonperformance by a Party of a representation, warranty, covenant or agreement shall be net of any insurance proceeds received by the Indemnified Party or amounts actually recovered from any other Person alleged to be responsible therefor (net of any costs of collection, increased premium or other out-of-pocket costs related to the insurance claim or third party recovery in respect of Losses). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party (net of any costs of collection, increased premium or other out-of-pocket costs related to the insurance claim or third party recovery in respect of Losses).

(j) Notwithstanding anything contained herein to the contrary, the Sellers will not be responsible for, and will not be required to indemnify any Indemnified Person against, any Losses to the extent (but only to such extent) that such Losses are otherwise included in the calculation of Adjusted Unlevered CAFD for the purpose of determining any CAFD Shortfall Amount under Section 2.06 or are Transaction Expenses that were deducted from the Holdco Total Purchase Price or the Operating Entities Total Purchase Price.

11.05 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 11.02(a) or 11.02(b) and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that in exercising these rights, the Indemnifying Party shall consult in good faith with the Indemnified Party.

11.06 Remedies Exclusive. The indemnification rights of the Parties under this Article XI are the exclusive remedies after the Closing available to the Parties and any Indemnified Party with respect to any claims or disputes arising with respect to the transactions contemplated by this Agreement other than claims involving fraud, with respect to which the Parties’ rights and remedies shall not be affected or diminished hereby; provided, however, that nothing contained herein shall affect (i) the rights of the Parties under Section 12.13 with respect to any covenants to be performed after the Closing, (ii) the Sellers’ rights to contribution or other rights of recovery under or relating to any Environmental Law or (iii) the rights of Buyers under Section 2.06 with respect to any CAFD Shortfall Amount. After the Closing Date, no Party may seek the rescission of the transactions contemplated by this Agreement.

11.07 Financing Sources. Notwithstanding anything to the contrary in this Agreement, the Financing Sources (in their capacity as such) shall not have any liability to the Company, Operating Seller, Blocker Parent, the Company Sellers or any of their respective equity holders, representatives or Affiliates relating to or arising out of this Agreement, the financing of the transactions contemplated hereby (the “Financing”) or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and the Company, Operating Seller, Blocker Parent, the Company Sellers and their respective equity holders, representatives and Affiliates shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential, special, exemplary or punitive damages, against any Financing Source (in its capacity as such) under this Agreement or the Financing, whether at law or equity, in contract or in tort or otherwise.

ARTICLE XII

MISCELLANEOUS

12.01 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement supersede all prior discussions and agreements among the Parties with respect to the subject matter hereof and thereof, and contains the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof.

12.02 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement.

12.03 Confidentiality. Unless and until the Closing occurs, the Parties will abide by the provisions of the Confidentiality Agreement. If the Closing occurs, the Sellers will hold, and will use their reasonable best efforts to cause their Affiliates and Representatives to hold, in strict confidence from any other Person all information and documents relating to the Company Entities, provided that nothing in this sentence shall limit the disclosure by any Party of any information (a) to the extent required by Applicable Law or judicial process (provided that if permitted by Applicable Law, the Sellers agree to give Buyers prior notice of such disclosure), (b) in connection with any litigation among the Parties (provided that such Party has taken reasonable actions (at Buyers sole expense) to limit the scope and degree of disclosure in any such litigation), (c) in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates in violation hereof, and (e) to its Affiliates (but the Party shall be liable for any breach by its Affiliates).

12.04 Announcements. No Party shall directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other’s name or refer to the other directly or indirectly in connection with its relationship with the other in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other, unless required by Applicable Law or the applicable requirements of a regulated securities exchange. Unless required by Applicable Law or the applicable requirements of a regulated securities exchange, no press release or other public statement permitted in accordance with the prior sentence shall make reference to Emera, Inc., or contain any statement relating to the subject matter of, the Joint Venture Buyout or Joint Venture Buyout Agreement, without the prior written consent of Emera, Inc (such consent not to be unreasonably withheld, conditioned or delayed).

12.05 No Waiver. No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.

12.06 Amendments. Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by Buyers and the Sellers’ Representative. Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Parties, and any such waiver shall be effective only in the specific instance and for the purposes for which given. Notwithstanding anything in this Agreement to the contrary, Sections 11.07, 12.06, 12.07 12.14, 12.15 and 12.16 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 11.07, 12.06, 12.07 12.14, 12.15 and 12.16) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the arrangers of the Financing. The Financing Sources shall be third party beneficiaries of Section 11.07, 12.06, 12.14, 12.15 and 12.16 hereof.

12.07 Addresses for Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission), on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery) or on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses, facsimile numbers or email addresses (or at such other addresses or facsimile numbers as shall be specified by the Parties by like notice):

if to the Sellers’ Representative:

c/o D. E. Shaw & Co., L.P.

1166 Avenue of the Americas, 6th Floor

New York, NY 10036

Attn: General Counsel

Facsimile No.: (212) 478-0100

with a copy to (which shall not constitute notice):

Debevoise & Plimpton

919 Third Avenue

New York, NY 10022

Attn: Michael Gillespie

Facsimile No.: (212) 909-6836

and notice to:

Madison Dearborn Capital Partners IV, L.P.

c/o Madison Dearborn Partners, LLC

Three First National Plaza, Suite 4600

Chicago, IL 60602

Attn: Pat Eilers, Matt Raino, Mark Tresnowski

Facsimile No.: (312) 895-1041

if to the Company, the Operating Company or the Sellers:

c/o First Wind Energy, LLC

179 Lincoln Street, Suite 500

Boston, MA 02111

Attn: General Counsel

Fax No.: (617) 960-2889

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Joseph Rinaldi

Facsimile No.: (212) 701-5800

if to Blocker Parent:

c/o D. E. Shaw & Co., L.P.

1166 Avenue of the Americas, 6th Floor

New York, NY 10036

Attn: General Counsel

Facsimile No.: (212) 478-0100

with a copy to (which shall not constitute notice):

Debevoise & Plimpton

919 Third Avenue

New York, NY 10022

Attn: Michael Gillespie

Facsimile No.: (212) 909-6836

if to Operating Buyer or Gurantor:

TerraForm Power, Inc.

12500 Baltimore Avenue

Beltsville, Maryland 20705

Attn: General Counsel

Facsimile: (240) 264-8100

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105

Attn: John Cook

Facsimile No.: (415) 773-5759

if to Holdco Buyer:

SunEdison Inc.

13736 Riverport Drive, Suite 180

Maryland Heights, Missouri 63043

Attn: General Counsel

Facsimile: (866) 773-0791

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105

Attn: John Cook

Facsimile No.: (415) 773-5759

12.08 Captions. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.09 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and in lieu of such prohibited or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such prohibited or unenforceable provision as may be possible.

12.10 Assignment.

(a) Subject to Section (b), the rights and obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Parties, which such Parties may withhold in their discretion.

(b) Each Buyer may assign this Agreement to one or more of its Affiliates provided that such assignment shall not relieve such Buyer of any of its obligations hereunder or enlarge, alter or change any obligation of another Party hereunder.

12.11 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Agreement by signing any such counterpart. This Agreement shall become effective when each Buyer, the Company, Operating Seller, Blocker Parent, the Sellers’ Representative and Company Members with a right to receive at least 95% of the Holdco Purchase Price shall have received a counterpart hereof signed by the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). If required in order to satisfy the condition set forth in Section 7.01(k), Sponsors will exercise their drag along rights pursuant to the terms of the limited liability company agreement of the Company (as amended from time to time) and take all reasonable actions to enforce such rights. In the event that prior to Closing the Sellers’ Representative notifies Buyers that in order to satisfy the condition set forth in Section 7.01(k) it is desirable to effect the purchase of Company Interests by way of merger, the Parties shall, while preserving the rights and obligations of the Parties hereto, make such amendments to the terms of this Agreement as are required to give effect to a merger. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided that Section 6.10 (and the survival of such Section pursuant to Section 10.02), 6.12, 6.13, 6.14, 11.07, 12.06, 12.14, 12.15 and 12.16 and this Section 12.11 are intended to be for the benefit of, and enforceable by, the Persons named therein. After the date hereof, any Company Member who has not executed this Agreement on the date hereof, shall, upon execution and delivery to Buyers and the Sellers’ Representative of a form of joinder pursuant to which it acknowledges and consents to this Agreement and agrees to be bound by the terms and conditions applicable to a Seller hereunder, shall be treated as a Seller for all purposes under this Agreement.

12.12 Disclosure. The Company has set forth information on the Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. Information disclosed in any Disclosure Schedule shall constitute a disclosure for purposes of all other Disclosure Schedules notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent on its face. The Parties acknowledge and agree that (a) the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyers and (b) the disclosure by the Company of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

12.13 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, money damages would not be a sufficient remedy and that the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

12.14 Governing Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.

12.15 Consent to Jurisdiction.

(a) For all purposes of this Agreement, and for all purposes of any Action arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action may be heard and determined in such New York court or, to the extent permitted by Applicable Law, in such federal court. Each Party agrees that a final judgment in any such Action may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action relating to this Agreement against the other Parties or their properties in the courts of any jurisdiction.

(b) Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i) any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County; and

(ii) the defense of an inconvenient forum to the maintenance of such Action in any such court.

(c) Each Party irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 12.07. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.

(d) Each Party agrees that it will not (and will cause its Affiliates not to) bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to or arising out of this Agreement or any of the Transactions contemplated by this Agreement in any forum other than the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof).

12.16 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.17 Sellers’ Representative.

(a) The Sellers’ Representative is hereby appointed as the representative of the Sellers and as the attorney-in-fact, proxy and agent for and on behalf of each such Seller for purposes of this Agreement and the Escrow Agreement, and shall be empowered to take the following actions under this Agreement and the Escrow Agreement: (i) all actions and making all filings on behalf of the Sellers with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement and the Escrow Agreement, (iii) negotiating and executing any waivers or amendments of this Agreement or the Escrow Agreement (provided, that any amendment that shall adversely and disproportionally affect the rights or obligations of any Seller as compared to other Sellers shall require the prior written consent of such Seller) and (iv) all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreement. The Sellers’ Representative hereby accepts such appointment. Each of the Sellers agrees that such attorney-in-fact, proxy and agency and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. If, after the execution of this Agreement, any Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Sellers’ Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof.

(b) A decision, act, consent or instruction of the Sellers’ Representative hereunder shall constitute a decision, act, consent or instruction of all Sellers and shall be final, binding and conclusive upon each Seller, and the Escrow Agent, and Buyers may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller. The Escrow Agent and Buyers shall be relieved from any liability to any Seller for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

(c) The Sellers’ Representative shall incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Sellers’ Representative to be genuine and to have been signed by the proper person (and the Sellers’ Representative shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement or the Escrow Agreement, the Sellers’ Representative may rely on the advice of outside counsel, and the Sellers’ Representative shall not be liable to any Seller for anything done, omitted or suffered in good faith by the Sellers’ Representative based on such advice.

(d) The Sponsors shall, severally (each limited to its pro rata share based on the Allocation Schedule) but not jointly, indemnify the Sellers’ Representative and hold harmless the Sellers’ Representative from and against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct, on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other agents retained by the Sellers’ Representative.

(e) At any time during the term of the Escrow Agreement, the Sponsors, acting jointly, may, by written consent, appoint a new representative as the Sellers’ Representative. Notice, together with a copy of the written consent appointing such new representative and bearing the signature of each Sponsor, must be delivered to Buyers and, if applicable, the Escrow Agent not less than ten (10) days prior to such appointment. Such appointment shall be effective upon the later of the date indicated in the consent or the date such consent is received by Buyers and, if applicable, the Escrow Agent. Until such notice is received, Buyers shall be entitled to rely on the actions and statements of the previous Sellers’ Representative.

(f) In the event that the Sellers’ Representative becomes unable or unwilling to continue in its capacity as the Sellers’ Representative, or if the Sellers’ Representative resigns as the Sellers’ Representative, the Sponsors, acting jointly, may, by written consent, appoint a new representative as the Sellers’ Representative. Notice and a copy of the written consent appointing such new representative and bearing the signature of each Sponsor must be delivered to Buyers and, if applicable, the Escrow Agent. Such appointment shall be effective upon the later of the date indicated in the consent or the date such consent is received by Buyers and, if applicable, the Escrow Agent. Until such notice is received, Buyers shall be entitled to rely on the actions and statements of the previous Sellers’ Representative.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SUNEDISON, INC.

By:	/s/ Brian Weubbels
Name: Brian Weubbels
Title: Chief Financial Officer

[Signature Page to the Purchase and Sale Agreement]

TERRAFORM POWER, LLC

By:	/s/ Carlos Domenech
Name: Carlos Domenech
Title: President and Chief Executive Officer

[Signature Page to the Purchase and Sale Agreement]

TERRAFORM POWER, INC.

By:	/s/ Carlos Domenech
Name: Carlos Domenech
Title: President and Chief Executive Officer

[Signature Page to the Purchase and Sale Agreement]

FIRST WIND HOLDINGS, LLC

By:	/s/ Paul Gaynor
Name: Paul Gaynor
Title: Chief Executive Officer

[Signature Page to the Purchase and Sale Agreement]

FIRST WIND CAPITAL, LLC

By:	/s/ Paul Gaynor
Name: Paul Gaynor
Title: Chief Executive Officer

[Signature Page to the Purchase and Sale Agreement]

D. E. SHAW COMPOSITE HOLDINGS, L.L.C., as Blocker Parent
By:	D. E. Shaw & Co., L.L.C., as manager

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Authorized Signatory

[Signature Page to the Purchase and Sale Agreement]

D. E. SHAW COMPOSITE HOLDINGS, L.L.C., as Sellers’ Representative
By:	D. E. Shaw & Co., L.L.C., as manager

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Authorized Signatory

[Signature Page to the Purchase and Sale Agreement]

D. E. SHAW MWP ACQUISITION HOLDINGS, L.L.C.
By:	D. E. Shaw & Co., L.L.C., as manager

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Authorized Signatory

[Signature Page to the Purchase and Sale Agreement]

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.
By:	Madison Dearborn Partners IV, L.P. Its: General Partner
By:	Madison Dearborn Capital Partners, LLC Its: General Partner

By:	/s/ Mark B. Tresnowski
Name: Mark B. Tresnowski
Title: Managing Director, General Counsel

[Signature Page to the Purchase and Sale Agreement]

MADISON DEARBORN CAPITAL PARTNERS IV, L.P., as Sellers’ Representative
By:	Madison Dearborn Partners IV, L.P. Its: General Partner
By:	Madison Dearborn Capital Partners, LLC Its: General Partner

By:	/s/ Matthew Raino
Name: Matthew Raino
Title: Director

[Signature Page to the Purchase and Sale Agreement]

NORTHWESTERN UNIVERSITY

By:	/s/ William H. McLean
Name: William H. McLean
Title: Chief Investment Officer

[Signature Page to the Purchase and Sale Agreement]

UPC WIND PARTNERS II, LLC

By:	/s/ Brian Caffyn
Name: Brian Caffyn
Title:

[Signature Page to the Purchase and Sale Agreement]

/s/ Tim Rosenzweig
TIM ROSENZWEIG

[Signature Page to the Purchase and Sale Agreement]

/s/ Steve Vavrik
STEVE VAVRIK

[Signature Page to the Purchase and Sale Agreement]

/s/ Michael Alvarez
MICHAEL ALVAREZ

[Signature Page to the Purchase and Sale Agreement]

/s/ Paul Gaynor
All SERIES C UNITHOLDERS
By:	Paul Gaynor
as Chief Executive Officer of the Company, acting in accordance with section 7.6(g) of the Sixth Amended and Restated Limited Liability Company Agreement of First Wind Holdings, LLC dated November 17, 2014

[Signature Page to the Purchase and Sale Agreement]

PIP3GV FIRSTWIND LLC LTD.

By:	/s/ Ben Hawkins
Name: Ben Hawkins
Title: Director

[Signature Page to the Purchase and Sale Agreement]

PIP3PX FIRSTWIND LLC LTD.

By:	/s/ Ben Hawkins
Name: Ben Hawkins
Title: Director

[Signature Page to the Purchase and Sale Agreement]